U.S. Securities And Exchange Commission
                       Washington, DC 20549

                             FORM SB-2

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

               (POS-AM - SEC File Number 333-79739)

                                                          eConnect
                                 (Name of small business issuer in
its charter)
                                                            Nevada
                                 (State of jurisdiction of incorpo
ration or organization)
                                                              7990
                                 (Primary Standard Industrial Clas
sification Code Number)
                                                        43-1239043
                                 (I.R.S. Employer Identification n
o.)
                                 2500 Via Cabrillo Marina, Suite 1
12, San Pedro, California 90731
                                 (Address of principal executive o
ffices)
                                 2500 Via Cabrillo Marina, Suite 1
12, San Pedro, California 90731
                                 (Address of principal place of bu
siness or intended principal place of business)
                                 Daniel G. Chapman, Chapman & Flan
agan, Ltd., 2080 E. Flamingo Road, Suite 112, Las Vegas, NV 89119
                                 (Name, address and telephone numb
er of agent for service)

Approximate date of proposed sale to the public:                 As
                                soon as practicable after the
                                effective date of this Amendment.

If this Form is filed to         If this Form is a post-
register additional securities   effective amendment filed
for an offering pursuant to      pursuant to Rule 462(d) under
Rule 462(b) under the            the Securities Act, check the
Securities Act, please check     following box and list the
the following box and list the   Securities Act registration
Securities Act registration      statement number of the earlier
statement number of the earlier  effective registration
effective registration           statement for the same
statement for the same           offering.
offering.

If this Form is a post-          If the delivery of the
effective amendment filed        prospectus is expected to be
pursuant to Rule 462(c) under    made pursuant to Rule 434,
the Securities Act, check the    check the following box.
following box and list the
Securities Act registration
statement number of the earlier
effective registration
statement for the same
offering.


 Title of   Amount to be    Proposed    Proposed    Amount of
Each Class   registered     maximum     Maximum    Registratio
    of           (1)        offering   Aggregate        n
Securities                 price per    Offering       Fee
   to be                    unit (2)   Price (3)
Registered
Common      61,000,000    $0.80       $22,437,810  $5,923.58
Stock

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  (1) Pursuant to Rule 416, such additional amounts to prevent dilution from stock splits or similar transactions.
(2) In accordance with Rule 457, this is the market price for the Company's common stock on June 12, 2000.
(3) Calculated on the basis of $0.80 for all unissued stock, plus the exercise price of the warrants, and the proceeds from all stock and warrants issued or exercised through March 31, 2000.

PART I.        INFORMATION REQUIRED IN PROSPECTUS

                            PROSPECTUS

 eCONNECT 61,000,000 Shares* Common Stock Offering Price at Market
                               Value

eConnect, a Nevada corporation ("Company"), is hereby offering up to 61,000,000 shares and warrants for shares of its $0.001 par value common stock ("Shares") at offering prices based upon the market value of the Company's common stock on a delayed basis under Rule 415 pursuant to the terms of this Prospectus for the purpose of providing working capital for the Company.

The Shares offered hereby are highly speculative and involve a high degree of risk to public investors and should be purchased only by persons who can afford to lose their entire investment (See "Risk
Factors" on page 5).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Price to   Underwriti   Proceeds to
                      Public (1)      ng        Issuer (2)
                                  Discounts
                                      &
                                  Commission
                                      s
Per Share       $0.80        $0.0152    $   0.78
      Total Maximum  $22,437,810  $922,831    $21,514,979

Information contained herein is subject to amendment. The registration statement relating to the securities has been filed with the Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Dated June 12, 2000

*Pursuant to SEC Rule 416, there will be a change in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends, or similar transaction.

THE SHARES ARE OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE,
ACCEPTANCE OF THE SUBSCRIPTIONS BY THE COMPANY AND APPROVAL OF
CERTAIN LEGAL MATTERS BY COUNSEL TO THE COMPANY.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OPEN OFFER TO BUY INTO SECURITIES OFFERED HEREBY A STATE IN WHICH, OR TO A PERSON TRUE, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SUBSEQUENT TO THE DATE THEREOF. HOWEVER, IF A MATERIAL CHANGE OCCURS, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY FOR ALL EXISTING SHAREHOLDERS, AND FOR ALL PROSPECTIVE INVESTORS WHO HAVE NOT YET BEEN ACCEPTED AS SHAREHOLDERS IN THE COMPANY.

THIS PROSPECTUS DOES NOT INTENTIONALLY OMIT ANY MATERIAL FACT OR CONTAIN ANY UNTRUE STATEMENT OF MATERIAL FACT. NO PERSON OR ENTITY HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR MAKE A REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT WHICH IS NOT EXPRESSLY PROVIDED FOR OR CONTAINED IN THIS PROSPECTUS; IF GIVEN OR MADE, SUCH INFORMATION, REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

THE COMPANY IS A REPORTING COMPANY. EACH PERSON WHO RECEIVES A PROPSECTUS WILL HAVE AN OPPORTUNITY TO MEET WITH REPRESENTATIVES OF THE COMPANY, DURING NORMAL BUSINESS HOURS UPON WRITTEN OR ORAL REQUEST TO THE COMPANY, IN ORDER TO VERIFY ANY OF THE INFORMATION INCLUDED IN THIS PROSPECTUS AND TO OBTAIN ADDITIONAL INFORMATION REGARDING THE COMPANY. IN ADDITION, EACH SUCH PERSON WILL BE PROVIDED WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE INFORMATION THAT IS INCORPORATED BY REFERENCE IN THE PROSPECTUS AND THE ADDRESS (INCLUDING TITLE OR DEPARTMENT) AND TELEPHONE NUMBER TO WHICH SUCH REQUEST IS TO BE DIRECTED.

ALL OFFEREES AND SUBSCRIBERS WILL BE ASKED TO ACKNOWLEDGE IN
WRITING THAT THEY HAVE RECEIVED A COPY OF THIS PROSPECTUS.

(1) A maximum of 61,000,000 shares may be sold on a delayed basis under Rule 415 under the Securities Act of 1933, as amended. The Price to Public only shows the Shares and warrants for common stock that will be offered to the public for cash and which have not already been sold under this offering. A total of 20,000,000 shares are offered pursuant to a Common Stock Purchase Agreement (a total of 10,152,578 of these shares have been sold, leaving 9,847,422 shares remaining); 15,800,000 shares are offered to the general public in connection with certain acquisitions by the Company and in connection with certain consulting services on the Company's behalf (9,922,375 of these shares have been issued); 8,000,000 of the Shares will be set aside for employees stock options. In addition, 5,200,000 of the shares are being registered by certain shareholders of the Company: Ranco Plasticos, a Costa Rica corporation, and Menhur Azul, S.A., a Costa Rica corporation. The offering will remain open until September 7, 2001 (two years from September 7, 1999, the effective date of the Registration Statement hereby being amended).

(2) The Proceeds to the Company is before the payment of certain expenses in connection with this offering. See "Use of Proceeds."

ITEM 3.        PROSPECTUS SUMMARY

The following summary is qualified in its entirety by detailed information appearing elsewhere in this prospectus ("Prospectus"). Each prospective investor is urged to read this Prospectus, and the attached Exhibits, in their entirety.

The Company.

(a) Background.

The Registrant was originally organized under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC. On April 20, 1983, the Articles of Incorporation were amended to change the name of the corporation to HTI Corporation. On May 28, 1993, the Articles of Incorporation were amended to change the name of the corporation to Leggoons, Inc. In addition to changing the company's name, the May 28,1993, amendment to the Articles of Incorporation increased the number of authorized shares of common stock from 40,000 to 10,000,000 and decreased the par value of the common stock from $1.00 per share to $.01 per share. Also on May 28, 1993, Leggoons, Inc., declared a 14-for-1 stock split.

Leggoons, Inc. designed, manufactured and distributed apparel and related accessories to specialty and department stores nationwide. In 1996, Leggoons, Inc., transferred all of its assets and liabilities to a third party assignee, under an "Assignment for the Benefit of Creditors" as an alternative to bankruptcy, and retained its corporate status as a "shell" corporation.

On February 18, 1997, Leggoons, Inc. entered into an Agreement to License Assets from Home Point of Sales, Inc. (now known as Electronic Transactions & Technology -- "ET&T") for the purpose of licensing certain technology for the development of Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT"). ET&T is a privately held corporation, a majority and controlling interest in which is owned by Thomas S. Hughes, President of the Company. This technology provides consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions. Management believes the proprietary technology and the large demand for wagering opportunities in today's marketplace will combine to generate substantial sales for the Company over the medium term.

Thomas S. Hughes, Chairman of ET&T, became Chairman and President of Leggoons, Inc., on March 1, 1997. At that time, the name was changed to Betting, Inc.

On April 28, 1997, the Company entered into a Host Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Betting, Inc.'s transactions that are sent by terminals that read credit cards or ATM cards. On March 27, 1998, the Company entered into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. This licensing supplements the technology licensed under the Agreement dated February 18, 1997.

On March 8, 1999, Betting, Inc. was redomiciled to Nevada. On June 22, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the Company to "eConnect" and increasing the number of authorized common shares to 100,000,000. On August 23, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State increasing the number of authorized common shares to 200,000,000.

(b) Business.

The Company's operations are divided into two divisions. The
"Transactions" division is involved with electronic financial transactions. In this division, the Company is developing technology for ATM cards with PIN (personal identification number) or smart card payments (same-as-cash - except that the merchant can reverse the transaction) using the Personal Encrypted Remote
Financial Electronic Card Transactions ("PERFECT").

The second division is involved in internet gaming. This "Internet Gaming" division until recently consisted of the eSportsbet and 777WINS.com acquisitions. These companies were located in Costa Rica, and were expected to become operational in the near future. The Registrant has decided to delay the operation of these companies, and to move their operations and equipment from Costa Rica to the Dominican Republic. Additionally, the operations of both companies will be combined with that of Top Sports, as discussed below (See Item 16(b), "Business of the Registrant.")

Thus, the Company is, or will soon be, both an Internet and non
Internet company, and both a gaming and non gaming company. focused on connecting the consumer directly to the recipient merchant... no middlepersons. See Item 16, "Description of Business."

The internet gaming industry has developed significantly in recent years and is under increasing governmental scrutiny as the industry develops. It is possible that at some time in the future there could be legislation against gambling on the internet or other similar methods. See "Risk Factors."

The Offering.

Shares of the Company will be offered as a shelf registration under U.S. Securities and Exchange Commission ("SEC") Rule 415 at a price based upon the market price of the Company's common stock (or upon a discount from the market price for shares issued in accordance with the Common Stock Purchase Agreement). Certain of the Shares have already been issued or sold. The remaining offering will be used for the following purposes (maximum amounts): (a) sales to the general public for cash, in connection with certain acquisitions by the Company, and in connection with certain consulting services for the Company, of the following: (i) 5,877,625 Shares (9,922,375 shares have already been issued); and (ii) 10,500,000 warrants (exercisable at $0.40 per Share from the effective date of this Prospectus to December 31, 2001); (b) 20,000,000 Shares in connection with the registration of restricted shares issued in connection with a Common Stock Purchase Agreement ("Purchase Agreement"), dated September 28, 1999; (c) 1,000,000 Shares to cover the exercise of warrants to purchase these Shares in connection with the Purchase Agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the Purchase Agreement from said date until a date which is five years thereafter); (d) 500,000 Shares to cover the exercise of warrants to purchase these Shares in connection with certain drawdowns under the Purchase Agreement (exercisable at the closing bid price on the date of each draw from the effective date of the Purchase Agreement until a date which is five years thereafter); (e) 5,000,000 Shares to cover options to be issued in the future to employees of the Company, exercisable at $0.40 per Share; (f) 3,000,000 Shares to cover options to be issued in the future to Thomas S. Hughes, President of the Company, exercisable at $0.40 per Share; and (g) 5,200,000 of restricted shares being registered by certain shareholders of the Company: Ranco Plasticos, a Costa Rica corporation, and Menhur Azul, S.A., a Costa Rica corporation. See "Plan of Distribution."

If all the Shares being offered to the public under the current offering are sold for cash, this will represent proceeds of a maximum of $22,437,810, less certain costs associated with this offering. See "Use of Proceeds." This balance will be used as working capital for the Company.

Liquidity of Investment.

Although the Shares will be "free trading," there has been only a limited market for the Shares. Therefore, an investor may not be able to sell his Shares when he or she wishes and may consider his or her investment to be long-term. See "Risk Factors."

Investment in the company involves risks due in part to a limited previous financial and operating history of Company, as well as competition in the internet gaming industry. Also, certain potential conflicts of interest arise due to the relationship of the Company to management and others. See "Risk Factors."

RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

Limited Prior Operations and Experience.

The Company is newly reorganized, has only limited revenues from its new internet operations, and has only limited assets. There can be no assurance that the Company will generate significant revenues in the future; and there can be no assurance that the Company will operate at a profitable level. See "Description of Business." If the Company is unable to obtain customers and generate sufficient revenues so that it can operate profitably, the Company's business will not succeed. In such event, investors in the Shares may lose their entire cash investment.

Also the Company and its management do not have significant experience in the internet business, and in particular the on-line gaming business. See "Directors, Officers, Promoters, and Control
Persons."

Dependence on the Internet Industry

The Company's business is influenced by the rate of use and expansion in the internet industry. Although this industry, and in particular on-line gaming, have been expanding at a rapid rate in recent years, there is no guarantee that it will continue to do so in the future. Declines in these industries may influence the Company's revenues adversely.

Influence of Other External Factors.

The internet industry, and internet gaming in particular, is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the Company will result in commercially profitable business. The marketability of internet gaming will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations and the general state of the economy (including the rate of inflation, and local economic conditions) which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential clients of the Company will likely have an adverse effect on the Company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Regulatory Factors.

Existing and possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the internet gaming business, the extent of which cannot be predicted. The U.S. Senate is presenting discussing a proposed bill by Senator Jon Kyl of Arizona which would ban internet gaming in the United States. The passage of such a bill may adversely affect the operation of the Company, including increased costs if certain of the Company operations are then moved to a foreign jurisdiction. The exact affect of such legislation cannot be predicted until it is in final form. If, however, a statute is passed making Internet gambling illegal in the United States, any State, or any country, eSportsbet.com is prepared to make any and all adjustments necessary in order to comply with those statutes.

Competition.

The Company may experience substantial competition in its efforts to locate and attract clients. Many competitors in the internet industry, and in particular internet gaming, have greater experience, resources, and managerial capabilities than the Company and may be in a better position than the Company to obtain access to attractive clientele. There are a number of larger companies which will directly compete with the Company. Such competition could have a material adverse effect on the Company's profitability.

Success of Management.

Any potential investor is strongly cautioned that the purchase of these securities should be evaluated on the basis of: (i) the limited diversification of the venture capital opportunities afforded to the Company, (ii) the high-risk nature and limited liquidity of the Company, and (iii) the Company's ability to utilize funds for the successful development and distribution of revenues as derived by the revenues received by the Company's yet undeveloped portfolio of clients, and any new potentially profitable ventures, among other things. The Company can offer no assurance that any particular client and/or property under its management contract will become successful.

Reliance on Management.

The Company's success is dependent upon the hiring of key administrative personnel. None of the officers, directors, or any of the other key personnel has any employment or non-competition agreement with the Company. Therefore, there can be no assurance that these personnel will remain employed by the Company. Should any of these individuals cease to be affiliated with the Company for any reason before qualified replacements can be found, there could be material adverse effects on the Company's business and prospects. In addition, management has no experience managing companies in the same business as the Company.

In addition, all decisions with respect to the management of the Company will be made exclusively by the officers and directors of the Company. Investors will only have rights associated with minority ownership interest rights to make decision which effect the Company. The success of the Company, to a large extent, will depend on the quality of the directors and officers of the Company. Accordingly, no person should invest in the Shares unless he is willing to entrust all aspects of the management of the Company to the officers and directors.

Use of Proceeds Not Specific.

The proceeds of this offering have been allocated only generally. Proceeds from the offering have been allocated generally to legal and accounting, and working capital. Accordingly, investors will entrust their funds with management in whose judgment investors may depend, with only limited information about management's specific intentions with respect to a significant amount of the proceeds of this offering. See "Use of Proceeds."

Lack of Diversification.

The size of the Company makes it unlikely that the Company will be able to commit its funds to diversify the business until it has a proven track record, and the Company may not be able to achieve the same level of diversification as larger entities engaged in this type of business.

No Cumulative Voting

Holders of the Shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the Shares present at a meeting of shareholders will be able to elect all of the directors of the Company, and the minority shareholders will not be able to elect a representative to the Company's board of directors.

Absence of Cash Dividends

The Board of Directors does not anticipate paying cash dividends on the Shares for the foreseeable future and intends to retain any future earnings to finance the growth of the Company's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of the Company, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Conflicts of Interest.

The officers and directors have other interests to which they devote substantial time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors, and each will continue to do so notwithstanding the fact that management time may be necessary to the business of the Company. As a result, certain conflicts of interest may exist between the Company and its officers and/or directors which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the Company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors to the Company, any proposed investments for its evaluation.

Investment Valuation Determined by the Board of Directors.

The Company's Board of Directors is responsible for valuation of the Company's investments. There are a wide range of values which are reasonable for an investment for the Company's services. Although the Board of Directors can adopt several methods for an accurate evaluation, ultimately the determination of fair value involves subjective judgment not capable of substantiation by auditing standards. Accordingly, in some instances it may not be possible to substantiate by auditing standards the value of the Company's investments. The Company's Board of Directors will serve as the valuation committee, responsible for valuing each of the Company's investments. In connection with any future distributions which the Company may make, the value of the securities received by investors as determined by the Board may not be the actual value that the investors would be able to obtain even if they sought to sell such securities immediately after a distribution. In addition, the value of the distribution may decrease or increase significantly subsequent to the distributee shareholders' receipt thereof, notwithstanding the accuracy of the Board's evaluation.

Additional Financing May Be Required.

Even if all of the Shares offered to the public and in connection with the acquisition hereby are sold, the funds available to the Company may not be adequate for it to be competitive in the areas in which it intends to operate. See "Plan of Distribution." There is no assurance that additional funds will be available from any source when needed by the Company for expansion; and, if not available, the Company may not be able to expand its operation as rapidly as it could if such financing were available. The proceeds from this offering are expected to be sufficient for the Company to become develop and market it line of services. Additional financing could possibly come in the form of debt/preferred stock. If additional shares were issued to obtain financing, investors in this offering would suffer a dilutive effect on their percentage of stock ownership in the Company. However, the book value of their shares would not be diluted, provided additional shares are sold at a price greater than that paid by investors in this offering. The Company does not anticipate having within the next 12 months any cash flow or liquidity problems.

Purchases by Affiliates.

Certain officers, directors, principal shareholders and affiliates may purchase, for investment purposes, a portion of the Shares offered hereby, which could, upon conversion, increase the percentage of the Shares owned by such persons. The purchases by these control persons may make it possible for the Offering to meet the escrow amount.

No Assurance Shares Will Be Sold.

The Shares being offered to the public and in connection with the acquisition are to be offered directly by the Company, and no individual, firm, or corporation has agreed to purchase or take down any of the shares. No assurance can be given that any or all of the Shares will be sold.

Offering Price.

The offering price of the Shares bears no relation to book value, assets, or earnings. There can be no assurance that the Shares will maintain market values commensurate with the offering price. See
"Determination of Offering Price."

"Shelf" Offering

Other than the shares currently held by shareholders, the Shares are offered directly by the Company on a delayed basis pursuant to certain exercise rights of warrants. Other than the shares subject to the Common Stock Purchase Agreement, no individual, firm or corporation has agreed to elect such exercise or conversion of any of the offered Shares. No assurance can be given that any or all of the Shares will be issued. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any of the Shares. In addition, the officers and directors of the Company, collectively, have limited experience in the offer and sale of securities on behalf of the Company. See "Plan of Distribution."

Limited Public Market for Company's Securities.

Prior to the Offering, there has been only a limited public market for the Shares being offered. There can be no assurance that an active trading market will develop or that purchasers of the Shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the Shares may be affected significantly by factors such as announcements by the Company or its competitors, variations in the Company's results of operations, and market conditions in the retail, electron commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the Shares offered hereby may not be able to liquidate an investment in the Shares readily or at all.

Since March 27, 2000, the Company's common stock has been trading on the National Quotation Bureau's Pink Sheets (symbol ECNC) since the Company's common stock was delisted on that date from the OTC-BB due to the 10 day trading suspension on March 13, 2000. Subsequent to the effectiveness of this Registration Statement, the Company intends to file a 15c2-11 through a market maker in order to apply for relisting on the OTC-BB.

Penny Stock Regulations.

The Company's Shares are presently being quoted on the "Pink Sheets", and the Company intends to apply to have the shares quoted on the "Over-the-Counter Bulletin Board" which reports quotations by brokers or dealers making a market in particular securities. In view of the fact that no broker will be involved in the Offering, it is likely to be difficult to find a broker who is willing to make an active market in the stock. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share. The Company's shares will become subject to rules that impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, broker-dealers must make a special suitability determination for the purpose of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.

Additionally, for any transaction effected involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-- dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to sell the Company's Shares and may affect the ability of purchasers in the Offering to sell the Company's securities in the secondary market. There is no assurance that a market will develop for the Company's Shares.

Shares Eligible For Future Sale

All of the 9,840,000 Shares which are currently held, directly or indirectly, by management have been issued in reliance on the private placement exemption under the Securities Act of 1933, as amended ("Act"). See "Security Ownership of Certain Beneficial Owners and Management." Such Shares will not be available for sale in the open market without separate registration except in reliance upon Rule 144 under the Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned shares acquired in a non-public transaction for at least on year, including persons who may be deemed affiliates of the Company (as that term is defined under the Act) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume on all national securities exchanges and through NASDAQ during the four calendar weeks preceding such sale, provided that certain current public information is then available. If a substantial number of the Shares owned by these shareholders were sold pursuant to Rule 144 or a registered offering, the market price of the Common Stock could be adversely affected.

Forward-Looking Statements.

This Prospectus contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as contemplated under the Private Securities Litigation Reform Act of 1995, including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, projections, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward- looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including those factors described under "Risk Factors" and elsewhere herein In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

Uncertainty Due to Year 2000 Problem.

The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Company's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The Company currently believes that its systems are Year 2000 compliant in all material respects, its current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Company may experience serious unanticipated negative consequences (such as significant downtime for one or more of its web site properties) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. The Company does not currently have any information about the Year 2000 status of its advertising customers. However, these expenditures may result in reduced funds available for web advertising or sponsorship of web services, which could have a material adverse effect on its business, results of operations, and financial condition. The Company's Year 2000 plans are based on management's best estimates.

ITEM 4.        USE OF PROCEEDS

Following the issuance of the Shares and warrants for Shares of common stock offered for sale by the Company to the public (assuming they are sold for cash) together with the $5,428,852 already raised in connection with the issuance of Shares under this Registration Statement, this will represent gross proceeds to the Company of approximately $22,437,810 (See "Plan of Distribution"). This amount is an estimate, since the issue price is based upon the market price of the Company's common stock. These proceeds, less the expenses of the offering, will be used to provide working capital for the Company.

The following table sets forth the use of proceeds from this offering:

          Use of Proceeds       Maximum     Maximum
                                Offering    Offering
                                Amount      Percent
      Transfer Agent Fee    $1,000       0.00%
          Printing Costs        $1,000      0.00%
          Legal Fees            $50,000     0.22%
          Accounting Fees       $1,500      0.01%
          Sales Commissions     $922,831    4.11%
          (1)
          Working Capital       $21,461,479 95.65%
          Total                 $22,437,810 100.00%

  (1) The Company will not pay sales commissions on any of the shares other than those issued pursuant to the Common Stock
     Purchase Agreement. Those shares will be subject to an 8% sales commission.

Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes or allocated according to the discretion of the Board of Directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The proceeds of this offering that are not expended immediately may be deposited in interest or non- interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.

ITEM 5.        DETERMINATION OF OFFERING PRICE

The offering price is not based upon the Company's net worth, total asset value, or any other objective measure of value based upon accounting measurements. The offering price was determined by viewing the current prospectus for the Company's common stock and the expressions of interest by potential investors.

ITEM 8.        PLAN OF DISTRIBUTION

Shares of the Company will be offered as a shelf registration under SEC Rule 415 at market price (or, in the case of shares issued pursuant to the Common Stock Purchase Agreement, at a price based upon the market price), except for the Subscribed Shares and Warrants and Further Warrants (as defined below) (the public offering price of the Shares will be modified, from time to time, by amendment to this Prospectus, in accordance with changes in the market price of the Company's common stock). Certain shares have already been issued or sold. The remaining offering will sold under the following categories (maximum amounts): (a) sales to the general public, in connection with certain acquisitions by the Company, and in connection with certain consulting services for the Company, of the following: (i) 5,877,625 Shares (a total of 9,922,375 shares have already been issued); and (ii) 10,500,000 warrants (exercisable at $0.40 per Share from effective date of this Prospectus to December 31, 2001); (b) 20,000,000 Shares in connection with the registration of restricted shares issued in connection with a Common Stock Purchase Agreement ("Purchase Agreement"), dated September 28, 1999 (as of March 31, 2000, 10,152,578 issued for a total consideration of $2,871,000); (c) 1,000,000 Shares to cover the exercise of warrants to purchase these Shares in connection with the Purchase Agreement (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the Purchase Agreement from said date until a date which is five years thereafter); (d) 500,000 Shares to cover the exercise of warrants to purchase these Shares in connection with certain drawdowns under the Purchase Agreement (exercisable at the closing bid price on the date of each draw from the effective date of the Purchase Agreement until a date which is five years thereafter); (e) 5,000,000 Shares to cover options to be issued in the future to employees of the Company, exercisable at $0.40 per Share; (f) 3,000,000 Shares to cover options to be issued in the future to Thomas S. Hughes, President of the Company, exercisable at $0.40 per Share; and (g) 5,200,000 of restricted shares being registered by certain shareholders of the Company:
Ranco Plasticos, a Costa Rica corporation, and Menhur Azul, S.A., a Costa Rica corporation.

As set forth in the Registration Rights Agreement and based upon the terms and subject to the conditions of the Subscription Agreement, the Company has agreed to issue and sell to the subscriber up to $5,000,000 of the common stock of the Company, which will be converted into free trading shares of the common stock of the Company upon the terms and subject to the conditions of the Subscribed Shares (the number of Shares to be issued in connection with any drawdown under the Subscription Agreement will equal the dollar amount of such drawdown divided by 80% of the lowest closing reported bid price of the Shares for the five trading days immediately preceding the drawdown date). In addition, under the Registration Rights Agreement, the Company will register 1,500,000 Shares to cover the exercise of the Warrants and Further Warrants, as set forth above. The Subscription Agreement, Registration Rights Agreement, and Warrant are incorporated herein by reference, and are set forth in their entirety as Exhibits 4.2, 4.2, and 4.4 to this Form SB-2/A.

Under the Registration Rights Agreement, the Company was obligated to prepare and file with the SEC, no later than ten (10) days after the effective date of the Subscription Agreement, a post-effective amendment to the Registration Statement on Form SB-2/A (declared effective by the SEC on September 7, 1999) covering a sufficient number of shares of common stock to cover the registration of the maximum of $5,000,000 of the Subscribed Shares and the conversion of a maximum of 1,500,000 Warrants and Further Warrants. If at any time the number of Shares of into which such Subscribed Shares and Warrants and Further Warrants issued in this offering may be converted exceeds the aggregate number of shares of common stock then registered, the Company is obligated to, within ten business days after receipt of written notice from any subscriber, file with the SEC an additional Registration Statement on Form SB-2 or any other applicable registration statement, to register the shares of common stock into which the Subscribed Shares may be converted that exceed the aggregate number of shares of common stock already registered.

There can be no assurance that all of these Shares will be issued or that any of them will be issued for cash. The gross proceeds to the Company represented by issue of all the Shares and warrants for Shares for cash under this amended offering to the public will be $22,437,810; this does not include the Subscribed Shares and the Warrants and Further Warrants since the amount raised from these sales will fluctuate depending on the current market price of the Shares. No commissions or other fees will be paid, directly or indirectly, by the Company, or any of its principals, to any person or firm in connection with solicitation of sales of the shares, other than in connection with the Common Stock Purchase Agreement (see "Use of Proceeds"). The public offering price of the Shares will be modified, from time to time, by amendment to this Prospectus, in accordance with changes in the market price of the Company's common stock. These securities are offered by the Company subject to prior issue and to approval of certain legal matters by counsel.

Opportunity to Make Inquiries.

The Company will make available to each Offeree, prior to any issue of the Shares, the opportunity to ask questions and receive answers from the Company concerning any aspect of the investment and to obtain any additional information contained in this Prospectus, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

Each person desiring to be issued Shares, either as a conversion of a debenture, or an exercise of a warrant, must complete, execute, acknowledge, and delivered to the Company certain documents, By executing these documents, the subscriber is agreeing that such subscriber will be a shareholder in the Company and will be otherwise bound by the articles of incorporation and the bylaws of the Company in the form attached to this Prospectus.

ITEM 9.        LEGAL PROCEEDINGS

Other than as stated below, the Registrant is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Registrant has been threatened:

(a) Securities and Exchange Commission Action (March 12, 1999).

On March 12, 1999, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports as required by the Securities Exchange Act of 1934 (specifically, the Form 10-KSB for the 1997 and 1998 fiscal years, the Form 10QSB for each of the first three quarters of fiscal 1998, and the corresponding Notifications of Late Filings (Form 12b-25)). The SEC sought in this action to compel the Company to file delinquent reports and enjoin the Company from further violations of the reporting requirements. The Company consented to the entry of a final judgment granting the relief sought by the SEC.

Although this action has been concluded, since the permanent injunction was entered the Company has been late with the following reports: (a) Form 10QSB for the quarter ended February 28, 1999 (due by April 29, 1999 because of the filing of a Form 12b-25) - filed with the SEC on May 28, 1999; (b) Form 10QSB for the quarter ended June 30, 1999 (due by August 14, 1999) - filed with the SEC on August 23, 1999 (due to an error in the CIK code for the Company entered on the EDGAR electronic filing system); (c) a Form 10-QSB for the transition period ended December 31, 1998 (due by July 5, 1999) - filed with the SEC on September 3, 1999; (d) Form 8-K to reflect a certain acquisition by the Company (due by May 21, 1999)
- filed with the SEC on November 15, 1999; (e) Form 8-K to reflect two acquisitions by the Company (due by September 15, 1999) - filed with the SEC on November 16, 1999; (f) Form 10-KSB for the period ended on December 31, 1999 (due by April 14, 2000) - filed with the SEC on May 9, 2000; and (g) Form 10-QSBfor the period ended March 31, 2000 (due by May 22, 2000) - filed with the SEC on May 30, 2000.

(b) Securities and Exchange Commission Action (March 23, 2000).

In a complaint filed on March 23, 2000 (Securities and Exchange Commission v. eConnect and Thomas S. Hughes, Civil Action No. CV 00 02959 AHM (C.D. Cal.)), the SEC alleged that since February 28, 2000, the Registrant issued false and misleading press releases claiming: (1) the Registrant and its joint venture partner had a unique licensing arrangement with PalmPilot; and (2) a subsidiary of the Registrant had a strategic alliance with a brokerage firm concerning a system that would permit cash transactions over the Internet. The complaint further alleges that the press releases, which were disseminated through a wire service as well as by postings on internet bulletin boards, caused a dramatic rise in the price of the Registrant's stock from $1.39 on February 28 to a high of $21.88 on March 9, 2000, on heavy trading volume. The SEC suspended trading in the Registrant's common stock on the Over the Counter Bulletin Board on March 13 for a period of 10 trading days (trading resumed on the National Quotation Bureau's Pink Sheets on March 27, 2000). The complaint alleges that despite the trading suspension and the SEC's related investigation, the Registrant and Mr. Hughes continued to issue false and misleading statements concerning the Registrant's business opportunities. In addition to the interim relief granted, the Commission seeks a final judgment against the Registrant and Mr. Hughes enjoining them from future violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder (the anti-fraud provisions of that act) and assessing civil penalties against them.

On March 24, 2000, a temporary restraining order was issued in the above-entitled action prohibiting the Registrant and Mr. Hughes, from committing violations of the antifraud provisions of the federal securities laws. The Registrant and Mr. Hughes consented to the temporary restraining order.

On April 6, 2000, without admitting or denying the allegations contained in said complaint, the Registrant and Mr. Hughes entered into a settlement by consent that has resulted in the entry of permanent injunctive relief. The settlement agreement with the SEC was accepted and a judgment of permanent injunction was entered by the Court on April 7, 2000. The judgment that the Registrant and Mr. Hughes consented to prohibit the Registrant and Mr. Hughes from taking any action or making any statement, or failing to make any statement that would violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the Registrant or Mr. Hughes.

(c) Shareholder Class Action Lawsuits.

Barbara Einhorn, et al. v. eConnect, Thomas S. Hughes, Jack M.
Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-02674 MMM (JWJx);

Joel Eckstein, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-02700 DDP (CWx);

Felicia Bernstein, et al. v. eConnect, Inc., et al., Case No. 00-
02703 FMC (BQRx);

Robert Colangelo, et al. v. eConnect, Inc., et al., Case No. 00-
02743 SVW (SHx);

Irving Baron, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-02757 WJR (CTx);

James J. Warstler, et al. v. eConnect, Inc. , Thomas S. Hughes,
Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis,
Case No. 00-02758 R (SHx);

Yakov Prager, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-02759 GHK (RCx);

Gil Weisblum, et al. v. eConnect and Thomas S. Hughes, Case No. 00-02770 MRP (CTx);

Kenneth Mazda, et al. v. eConnect, et al., Case No. 00-02776 LGB
(Mcx);

Domenico Pirraglia, et al. v. eConnect, et al., Case No. 00-02875
SVW (CWx);

Israel C. Hershkop and Shlomo Hershkop, et al. v. eConnect and Thomas S. Hughes, Case No. 00-03095 MRP (RNRx);

Judith Bacun, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case No. 00-03161 FMC (JWJx);

Howard Fine, et al. v. eConnect, Inc. and Thomas Hughes, Case No.
00-03290 SVW (BQRx);

Arthur Smith, et al. v. eConnect, Thomas Hughes, Case No. 00- 03301
DT (Mcx);

Thomas Reimer, et al. v. eConnect, Thomas Hughes, Case No. 00-
03405 JSL;

Morris Tepper, et al. v. eConnect and Thomas S. Hughes, Case No. 00-03444 WJR (CTx);

Vin Bury, et al. v. eConnect, Thomas Hughes, Case No. 00-03446 ABC;

Frances Villari, et al. v. eConnect, Thomas Hughes, Case No. 00-
03447 LGB (SHx);

Benjamin Ringel, et al. v. eConnect, Inc. , Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03591 RSWL (RNBx);

Anthony Massaro, et al. v. eConnect, Inc., Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03671 DDP (MANx);

Ardelle Gardner, et al. v. eConnect, Inc., Thomas S. Hughes, Jack
M. Hall, Dianne Hewitt, Anthony L. Hall, and Kevin J. Lewis, Case
No. 00-03897 MMM (RZx);

The foregoing twenty-one actions were filed on various dates between March 14, 2000 and April 12, 2000, inclusive, and are all pending in the United States District Court for the Central District of California. These actions are brought by various putative classes of the purchasers of the Registrant's common stock. The putative classes alleged, none of which have been certified, range from no earlier than November 18, 1999 through March 13, 2000. Plaintiffs in the various actions assert that the Registrant and Thomas S. Hughes, as well as (in certain of the actions) Jack M. Hall, Diane Hewitt, Anthony L. Hall, and Kevin J. Lewis, have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various alleged material misrepresentations and omissions which supposedly made the Registrant's public statements on and after November 18, 1999 (and/or on and after November 23, 1999) false and misleading, thereby artificially inflating the market in and for the Company's common stock. The answers or other responses of the defendants to the various initial complaints are not yet due. The Registrant cannot as yet express any opinion as to the probable outcome of these litigation matters. The Registrant intends to defend these litigation matters vigorously.

(d) Employment Agreement - President/Chief Operating Officer.

On March 21, 2000, the Company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the Company (see Exhibit 10.42 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). On April 17, 2000, the Company terminated this individual as President and Chief Operating Officer of the Company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the Company's common stock within the first 90 days of the executive's employment. The Company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously.

(e) Employment Agreement - Outside Counsel.

On March 22, 2000, the Company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the Company (see Exhibit 10-43 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). On April 14, 2000, the Company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $700,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 600,000 common shares and 600,000 warrants exercisable at $1.00 per share. The Company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously.

ITEM 10.       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND
CONTROL PERSONS

(a) Directors and Executive Officers.

The names, ages, and respective positions of the directors and executive officers of the Registrant are set forth below. The Directors named below will serve until the next annual meeting of the Registrant's stockholders or until their successors are duly elected and have qualified. Directors are elected for a one-year term at the annual stockholders' meeting. Officers will hold their positions at the will of the board of directors, absent any employment agreement, of which none currently exist or are contemplated. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Registrant's affairs. There are legal proceedings involving the officers and directors of the Registrant (please see Item 9. "Legal Proceedings" for a description of these proceedings).

Thomas S. Hughes, Chief Executive Officer/Director.

Mr. Hughes, Age 52, has been President and a Director of the Registrant since March 1997. From 1993 to the present, he has also served as the President of Electronic Transactions & Technologies, a privately held Nevada corporation which developed terminals for wireless home and internet applications.

Jack M. Hall, Secretary/Director.

Mr. Hall, age 72, is currently President of Hall Developments, a real estate development company he founded in 1991, which employs a staff of 10 people. Mr. Hall spends approximately 20 hours per week searching out strategic alliances for the Registrant. Mr. Hall joined the Registrant as Secretary and a Director in March 1997.

Diane Hewitt, Treasurer/Director.

Ms. Hewitt, age 51, has been an interior designer since 1991. Currently she owns and manages her own firm, D. Diane Hewitt Designs. This firm's expertise is churches and employs a staff of five people. Ms. Hewitt currently devotes approximately 25 hours per week in working with the Registrant's image development and consulting with the Registrant's advertising firm. Ms. Hewitt joined the Registrant as Treasurer and a Director in March 1997.

Laurence B. Donoghue, Director

Mr. Donoghue, age 55, is an attorney as well as a computer professional, who has uniquely developed and combined successful careers in both the law and computer technology. Headlining this combination career was his selection from throughout the United States to be the 1970-71 National Computers-In-Law Research Fellow, for which he completed a year of computer-law graduate research, and was awarded a graduate law degree at George Washington University in Washington, D.C. in 1971.

In December 1997, Mr. Donoghue founded and incorporated in Internet marketing consulting business call ADWEB COMMUNICATIONS. Continuing his computer-law combination career, in July 1998, Mr. Donoghue also opened his own practice of law, founding the LAW OFFICES OF LAURENCE B. DONOGHUE. Mr. Donoghue continues to operate both enterprises.

From 1975 to 1998, Mr. Donoghue built a successful prosecuting career in the Los Angeles County District Attorney's Office as a Deputy District Attorney. From 1980 1998, Mr. Donoghue worked as an Adjunct Professor at Law at Trinity University School of Law.

(b) Key Employee.

Anthony J. Bayne, Senior Vice President of Operations.

Mr. Bayne, age 33, received his Bachelor of Science degree in 1992 from Simon Greenleaf University, and his J.D. degree from the same school in 1994. In 1998, he was awarded an LL.M. degree in taxation from Washington School of Law. Mr. Bayner is licensed as an attorney in the State of California. From January 1995 to February 2000, Mr. Bayne served as a deputy public defender in the Los Angeles County Public Defender's Office. In this position, he represented defendants in all stages of criminal proceedings though trial, directed investigations, appointed experts, and planned case strategy. For the period of February 2000 to April 2000, Mr. Bayne was in private practice Rancho Palo Verdes, California. He joined the Registrant in his current position on April 27, 2000.

(c) Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Registrant's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than 10% of any class of the Registrant's equity securities are required by SEC regulations to furnish the Registrant with copies of all
Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Registrant during or with respect to fiscal 1999, and certain written representations from executive officers and directors, the Registrant is aware that Mr. Hughes and Ms. Hall failed to report certain stock issuances to them between September 1999 and March 2000. A Form 4 for each of these issuances is now in the process of being prepared for filing. The Registrant is unaware of any other filings that have not been timely made.

ITEM 11.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
               MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Registrant's common stock as of May 1, 2000 (162,394,801 issued and outstanding) by (i) all stockholders known to the Registrant to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors, executive officers, and key employees of the Registrant, individually and as a group:

<Table
>

[S]     [C]                                  [C]         [C]

Title   Name/Address of Owner                Shares      Percentag
of                                           Beneficial  e
Class                                        ly Owned    Ownership

Common  Hughes Net Income Charitable         8,533,500(  5.25%
        Remainder Unitrust (2)               2)
        c/o Anthony J. Bayne, Esq.
        2500 Via Cabrillo Marina, Suite 300
        San Pedro, CA 90731

Common  Diane Hewitt                         1,157,500   0.71%
        2500 Via Cabrillo Marina, Suite 112
        San Pedro, CA 90731

Common  Thomas S. Hughes                     150,000     0.09%
        2500 Via Cabrillo Marina, Suite 112
        San Pedro, CA 90731

Common  Jack M. Hall                         0           0.00%
        2500 Via Cabrillo Marina, Suite 112
        San Pedro, CA 90731

Common  Anthony J. Bayne, Esq.               10,000      0.006%
        2500 Via Cabrillo Marina, Suite 300
        San Pedro, CA 90731

Common  All directors executive officers,    9,840,000   5.95%
        and key employees as a group
        (4 persons)

</Tabl
e>

(1) Except as noted in footnote 2 below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them

(2) The trustor of this trust is Thomas S. Hughes. Thomas S. Hughes is the trustee of the trust; Lawrence B. Donoghue, Esq. is the special trustee, and as such has the voting power and power over the disposition of the Registrant's shares under this trust. In addition, Mr. Hughes is the lifetime net income beneficiary of this trust, and the remainder beneficiary is Philosopher Kings and Queens, a California nonprofit public benefit corporation (according to information provided by Mr. Hughes). According to information provided by Mr. Hughes, this trust is irrevocable.

ITEM 12.       DESCRIPTION OF SECURITIES

General Description.

The securities being offered are shares of common stock. The Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, with a par value of $0.001. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of Shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. See a copy of the Articles of Incorporation, and amendments thereto, and Bylaws of the Company, attached as Exhibit 3.1, Exhibit 3.2, and Exhibit 3.3, respectively, to this Form SB-2.

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company's directors.

Dividends.

The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee's securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Unissued Stock.

Upon the completion of this Offering, assuming the maximum offering of 61,000,000 is sold, of which 38,701,563 shares have already been sold as of March 31, 2000, the Company's authorized but unissued capital stock will consist of 15,306,762 shares of common stock (based on the issued and outstanding Shares of 162,394,801 as of May 1, 2000). One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The Company has engaged the services of Corporate Stock Transfer, 370 17th Street, Denver, Colorado 80202, to act as transfer agent and registrar.

ITEM 13.       INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the small business issuer.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law,
(iii) under applicable Sections of the Nevada Revised Statutes,
(iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of the Company are accountable to the Company as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting the Company. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to the Company, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

The registrant undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.       ORGANIZATION WITHIN LAST FIVE YEARS

The names of the promoters of the registrant are the officers and directors as disclosed elsewhere in this Form SB-2. None of the promoters have received anything of value from the registrant.

ITEM 16.       DESCRIPTION OF BUSINESS

(a) Business Development

  The Registrant was originally organized under the laws of the State of Missouri on September 1, 1981, as HANDY-TOP, INC. On April 20, 1983, the Articles of Incorporation were amended to change the name of the corporation to HTI Corporation. On May 28, 1993, the Articles of Incorporation were amended to change the name of the corporation to Leggoons, Inc. and increase the number of authorized shares of common stock from 40,000 to 10,000,000 and decrease the par value of the common stock from $1.00 per share to $0.01 per share. Also on May 28, 1993, Leggoons, Inc., declared a 14-for-1 stock split.

  Leggoons, Inc., was engaged in the design, manufacture and distribution of apparel and related accessories which are sold to specialty and department stores nationwide under the brands Leggoons, CPO by Leggoons, John Lennon Artwork Apparel, and Snooggel. On January 19, 1996, Leggoons, Inc. adopted a formal plan to discontinue the designing, selling, manufacturing and distribution of its apparel products. As part of such plan, Leggoons, Inc., discontinued production on April 30, 1996, and intended to either sell or liquidate the operations within twelve months of that date.

  On June 12, 1996, Leggoons, Inc., transferred all of its assets and liabilities to a third party assignee, under an "Assignment for the Benefit of Creditors" (the "Assignment"). An Assignment is a business liquidation device available as an alternative to bankruptcy. The third party assignee, a Nebraska corporation, also named Leggoons, Inc. (the "Assignee"), was required to properly, timely, and orderly dispose of all remaining assets for the benefit of creditors. Leggoons, Inc. continued to maintain its status as a shell corporation.

  On February 18, 1997, Leggoons, Inc. entered into an Agreement to License Assets from Home Point of Sales, Inc.(now know as Electronic Transactions & Technology - "ET&T")) for the purpose of licensing certain technology for the development of Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT"). ET&T is a privately held corporation 70% owned by Thomas S. Hughes, President of the Registrant. This technology is designed to enable consumers to instantly pay bills or impulse purchase from home with real time cash transactions.

  Mr. Hughes, Chairman of ET&T, became Chairman and President of
  Leggoons, Inc. on March 1, 1997. At that time, the name was changed to Betting, Inc.

  On April 28, 1997, the Registrant entered into a Host Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Betting, Inc.'s future transactions that are sent by terminals that read credit cards or ATM cards. On March 27, 1998, the Registrant entered into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions. The technology licensed under this agreement supplements the technology licensed under the Agreement dated February 18, 1997.

  On May 17, 1999, an Agreement and Plan of Merger between Betting, Inc., a Missouri corporation, into Betting, Inc., a Nevada corporation ("Registrant") was executed by an authorized signatory of each company (see Exhibit 2 to this Registration Statement). On May 21, 1999, the merger of the two companies was approved by a majority of the shareholders. Effective on June 1, 1999, Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the redomicile of the Registrant from the State of Missouri to the State of Nevada. This also resulted in the change of the fiscal year end from August 31 to December 31. On June 4, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State changing the name of the Registrant to "eConnect" and increasing the number of authorized common shares to 100,000,000 (see Exhibit 3.2 to this Registration Statement). On August 23, 1999, a Certificate of Amendment to Articles of Incorporation was filed with the Nevada Secretary of State increasing the number of authorized common shares to 200,000,000 (see Exhibit 3.3 to this Registration Statement).

(b) Business of the Registrant.

  (1) Transaction Division.

     The business of the Registrant is to drive (process) PERFECT global transactions with specific emphasis on ATM card with PIN instant cash transactions. There are two aspects to the industry of self serviced home or mobile swiped ATM card with PIN entry or credit card transactions which the Registrant has named PERFECT (personal encrypted remote financial electronic card transactions).

     The first aspect is the development of the "Bank Eyes Only" transactions system whereby a consumer can use a remote terminal from a home environment or mobile environment to read a credit card or ATM card with PIN or a smart card which is then sent to a host processor for card authorization. "Bank Eyes Only" transactions refers to a direct Internet connection between the consumer's terminal and the Registrant's bank card authorization system. The web merchant does not store nor has ready access to the consumer's card data. These "Bank Eyes Only" terminals are remote from the merchant (protecting the consumer's data) and are wireless or landline or computer enabled. This should result in greater consumer confidence in performing such financial transactions.

     This system will also enable the consumer or business person to effect instant cash payments to the recipient. A transaction using the terminal device with an ATM card with PIN is considered a cash payment. Internet "Bank Eyes Only" ATM card with PIN payments could substantially affect global commerce, completely changing the way people around the world do business.

     The second aspect of a PERFECT transaction is the usage of the Registrant's proprietary hardware placed in public locations for self serviced bill payments by ATM card with PIN entry. Today, bankcard authorized transactions, that are terminal driven, are initiated by consumers, "face to face" with merchants. The Registrant's "Bank Eyes Only" transaction enables the consumer to perform the transaction safely from a remote location. These PERFECT transactions are originated by the consumer. The transaction is encrypted before being sent. The merchant does not originate the transaction by swiping the bank card; the consumer swipes the bank card with no merchant present. The consumer is "remote" from the merchant.

     Applications of the PERFECT industry focus specific attention of the usage of ATM card with PIN entry to effect "just in time" bill, tax, mortgage, or premium payments from home, to "reserve your seat" T for entertainment purposes.

     The Registrant acknowledges that a proprietary hardware device is necessary to conduct its fee per transaction business. However, the revenue will derive not from the hardware but from the transaction fees. The Registrant's goal is to develop network global host processing centers. These centers will drive and be compatible with all types of hardware made by many different competitors.

     The Registrant has spent over $2,000,000 in cash and stock during the last two fiscal years developing the system for the implementation of the PERFECT industry in general and for the specific application of Internet "Bank Eyes Only" transactions in particular.

     The Registrant has contracted exclusive licenses for global usage of Patent No. 5,336,870, issued August 8, 1994, Patent No. 5,754,655, issued May 19, 1998, and Patent No. 5,809,143, issued September 15, 1998 (see Exhibit 99.1 to this Registration Statement). These three Patents broadly cover the implementation of what the Registrant is now calling "Bank Eyes Only" transactions.

     Patent No. 5,336,870 has developed into the EzyDepot unit, which is now being upgraded to a wireless unit for use by households in the U.S. pay home services such as for plumbers and carpet cleaners. Using the EzyDepot unit, consumers may pay for household services from home with an ATM card rather than with a check. The Registrant will generate revenues from fees paid by the home service merchant to receive real cash in real time, and the Registrant will also generate revenue from the sales of the EzyDepot.

     Patent No. 5,809,143 has developed into what the Registrant is calling the eCashPad, and the specific focus is for Internet "Bank Eyes Only" usage. This device connects directly to a personal computer and runs on the Windows operating system. The Registrant expects that the eCashPad should be commercially available in September, 2000 for use by consumers.

     Patent No. 5,754,655 is in the process of development as a hand held wireless voice capable phone and terminal for sale and distribution into the PERFECT industry, with specific focus for "Bank Eyes Only" Internet ATM card with PIN entry transactions. This product is called the ePocketPay and is in the development stage.

     The present "Bank Eyes Only" system consists of the proprietary Registrant eCashPad, the proprietary Registrant EzyDepot, the Registrant/RGTecq Linux Transaction Server, and the Registrant host systems which will drive these transactions. In other words, simple servers at the host center will "drive" the incoming eCashPad or EzyDepot transactions into the bank system for authorization. For example, the Linux transaction server will receive the incoming eCashPad transaction and then send the transaction on to the Registrant host system for card authorization. At no time is any bankcard data stored with the Internet merchant, and this simple action effects a highly secure consumer Internet transaction. The Linux server operates on proprietary software developed by the Registrant.

     National Data Funding Corporation will be providing the Registrant with operations support for the Registrant' host systems under an agreement with the Registrant in April 2000.

     The eCashPad has been developed by Asia Pacific Micro, Inc, under a manufacturing agreement entered into in January 2000. Production of the eCashPad has commenced in Asia and is commercially targeted for distribution in September, 2000. This unit attaches to the consumer's computer keyboard and enables the consumer to affect Internet "Bank Eyes Only" transactions, from the consumer's home or office. The Registrant will receive a fee from the merchant per transaction. The Registrant is currently establishing distribution agreements for the eCashPad.

     The eCashPad will also be distributed with private labels. Companies participating in the private label eCashPads will enjoy the benefit of receiving a portion of the Registrant's transaction fee for transactions made to them in addition to those made to other merchants. For example, an insurance company using the eCashPad will generate cash payments by ATM card with PIN entry for its premium payments. In addition, it can generate additional revenues from the same eCashPad as it is used to pay a phone bill, to make a charitable donation, to purchase a product, or to pay a tax bill. The Registrant will receive a projected fee of $1.00 per transaction.

     The ePocketPay is targeted for a third quarter prototype which will effect hand held wireless "Bank Eyes Only" transactions plus act as a wireless voice phone.

     The first country outside of the United States that the Registrant is presently developing a host system is the Dominican Republic, the second is Ireland, followed by Hong Kong and then Australia. The Registrant has recently formed E-Connect Caribbean, S.A. to develop its gaming and other operations in the Dominican Republic. The Registrant has chosen these countries since they have a strong usage of ATM card with PIN entry.

     Within the countries of Hong Kong, Ireland, Australia, and the Dominican Republic, the Registrant recognizes that the eCashPad within those countries will naturally evolve into ATM card with PIN cash games, and the Registrant intends the present holdings of Top Sports and 777WINS to be combined into an eGaming company which will feature the "International", which will be the equivalent of a same day instant cash game between the countries of Australia, Hong Kong, Ireland and the Dominican Republic whereby the eCashPad is used with ATM card and PIN entry and processed by the Registrant's host systems.

     The specific goal of the Registrant is to establish global "Bank Eyes Only" ATM card with PIN entry by the usage of the eCashPad which will be targeted for substantial free distribution within the United States and in Hong Kong, Ireland, the Dominican Republic and Australia in the third quarter of 2000.

     The long term strategic goal of Registrant is to position its global host systems to offer "Bank Eyes Only" processing services for both competitors' terminal solutions and for the Registrant's terminal solutions. This places the Registrant in the position of being a HUB for its own transactions and competitor's transactions. There will also be a particular emphasis on Internet cash payments between countries by the usage of eCashPad or ePocketPay type of devices and ATM card with PIN entry. This enables the Registrant to handle Business to Business transactions and Country to Country transactions.

     Revenue generation from "Bank Eyes Only" transactions is expected to begin in the third quarter of 2000 when the eCashPad is freely distributed by the Registrant and is also aggressively deployed by the industries of telecommunications, insurance, collection, network marketing, charity and utilities.

     Within the United States market, the Registrant is closely working with NDFC to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes
     Only" internet payment.

     The Registrant's host service in the United States is provided by eFunds, a wholly owned subsidiary of Deluxe Data under an agreement between eFunds and the Registrant entered into in February 2000. The Registrant is currently using the eFunds CONNEX software to provide the Registrant Host support system outside of the United States.

     The Registrant is confident that the ATM card network will accept "Bank Eyes Only" transactions. A targeted pilot program is scheduled to begin in the third quarter. Since this is a new endeavor, the Registrant cannot guarantee that such United States "Bank Eyes Only" with ATM card and PIN entry transactions will actualize. The usage of ATM card with PIN entry "Bank Eyes Only" transactions is directly dependent on the acceptance by bank networks such as STAR or MAC.

     The Registrant expects the industry of "Bank Eyes Only" Internet transactions to develop substantially by the fourth quarter and anticipates numerous "Bank Eyes Only" product devices to be introduced by various companies. It is the intention of the Registrant to provide support services for such hardware devices and to gain a service fee from the processing of "Bank Eyes Only" transactions. The Registrant encourages the introduction of different types of "Bank Eyes Only" devices.

     The Registrant anticipates a strong effort by competitors to seize the "Bank Eyes Only" space on an Internet merchant site and the Registrant recognizes that there are a finite number of top 100 web merchants per category.

     In summary, the Registrant intends to build host systems in such countries as the Dominican Republic, Hong Kong, Australia and Ireland, plus numerous other countries, whereby the Registrant's host system is driving many different types of hardware devices as developed by many companies to meet the demand of the PERFECT industry. The Registrant will generate a fee per transaction from the driving of each hardware device which is sending in PERFECT ATM card and PIN entry, credit card and smart card payments.

  (2) Gaming Division.

     As of December 31, 1999, the Registrant held a 50% interest in Top Sports S.A., a series of 12 walk-in Dominican Republic Sportsbooks. The Registrant's interest in gaming is two-fold: generating revenues and establishing a base for the use of "bank eyes only" eCashPads for global ATM card with PIN entry gaming.

     It is anticipated that the gaming division, as explained in more detail below, will generate revenue in 2000. Under the strict control of the Dominican Republic subsidiary, United States originated gaming transactions will not be accepted.

     The government of the Dominican Republic has granted the Registrant the specific Licenses required to own and manage full service walk in sports gaming public locations and to offer Internet gaming with the 777WINS.com service, or an equivalent service provided by Top Sports.

  (3) General.

     Registrant presently has 12 full time employees and contracts with multiple independent contractors. To meet the Registrant's service launch requirements, it expects to hire additional financial, technical, administrative and sales staff.

In addition to the Patents set forth above, the Registrant currently has 8 filed applications for trademarks.

(c) Acquisitions of the Registrant.

  (1) Rogel Technologies.

     According to an agreement dated May 6, 1999, the Registrant acquired all of the assets of Rogel Technologies, a sole proprietorship ("RT") (see Exhibit 10.7 to the Form 10-KSB). These assets consisted of the following: (a) proposed RT's Secure Email service; (b) Perfect Merchant Response Software
     (MRS); (c) RT's "GlobalMarketPlaceMall.com" website (GMM) (the GMM includes these products: GMM Classified Adds, GMM Web hosting services, eTrusts, eHomebuy, eDine, eTheater, Portable Website Software, PCA Compression Software, and Virtual Card Game Software); and (d) the consulting services of Rogel Patawaran for the purpose of creating and writing new software products for the Registrant.

     The Registrant agreed to make the following payments under this agreement: (a) 2,750,000 free trading shares; (b) 2,500,000 restricted shares of common stock; (c) options to purchase 500,000 shares of common stock at an exercise price of $0.50 per share, which options expire on June 30, 2000; (d) options to purchase 500,000 shares of common stock at an exercise price of $1.00, which options expire on June 30, 2001; (e) options to purchase 250,000 shares of common stock at an exercise price $2.00 per share, which options expire on June 30, 2002 ; (f) $200,000 per year management fee payable from the gross revenues of RT; and (g) 12.5% of the remaining net profits of RT as an administration fee. A total of 2,500,000 restricted shares of common stock and 2,500,000 free trading shares of common stock have been issued date under this agreement (no options as set forth in the agreement have been issued to date).

     Under an agreement dated October 23, 1999, the Registrant agreed to pay Rogel Technologies an additional $168,000 for services related to MRS software and the SafeTPay system server, and to provide additional consulting services for an hourly fee (see Exhibit 10.14 to the Form 10-KSB). Under an agreement dated November 23, 1999, the parties agreed that in consideration of said sum the MRS and SafeTPay software will remain under the ownership and full control of Rogel Technologies; however, the Registrant would have the right to utilize this software and provide instruction in its use (see
     Exhibit 10.16 to this Registration Statement).

     Based on the main focus of this agreement being the consulting services of Mr. Patawaran in research and development activities of the Registrant, the shares issued under this agreement are being accounted for as research and development costs in the financial statements of the Registrant. The Registrant has not as yet made any determination regarding further development of the other items set forth in the agreement.

  (2) Isla Escondida, S.A.

     La Empresa Ranco Plasticos Limitada, a Costa Rica corporation ("Holder"), was the owner of record of 58.33% of the issued and outstanding stock of Isla Escondida, S.A., a Costa Rica Corporation ("IE") ("Stock"). Pursuant to an agreement between Holder, Jamie Ligator and Michael Lanes, one-half (1/2) of the Stock was actually being held in the name of Holder for the benefit of Lanes and the other one-half (1/2) of the Stock was actually being held in the name of Holder for the benefit of Ligator. Effective on August 31, 1999, the Registrant purchased the Stock under a Stock Exchange Agreement (see
     Exhibit 10.10 to this Registration Statement).

     Under this agreement the Registrant paid the following amounts for the Stock: 7,000,000 shares of free trading common stock of the Registrant, to be deposited into an escrow account. These shares were all released by December 31, 1999 under the provisions of an accompanying escrow agreement. Subsequent to this agreement, the Registrant acquired, for 5,000,000 free trading shares, the remaining 41.67% of the stock of IE directly from the shareholders of that company in a stock swap (an additional 5,200,000 restricted shares of common stock previously issued in connection with this transaction, which were registered in a Form SB-2 of the Registrant filed on September 3, 1999, are to be cancelled by the Registrant). In addition to the above amounts paid, the Registrant paid an additional 1,510,000 shares of free trading common stock in connection with closing this transaction.

     This asset has generated no revenues for the Registrant since its acquisition. Due to various problems with the 777WINS operation in Costa Rica, this website was closed shortly after the acquisition by the Registrant and no revenues or profits were realized from this operation. As a result, this entire investment was written down to $250,000 in the fourth quarter of fiscal 1999. As set forth in section (4) below, the Registrant now owns only a 50% interest in 777WINS.com in connection with the agreement with Top Sports, S.A.

  (3) TheArtAuction.com

     Effective on September 9, 1999, the Registrant acquired the website known as "theArtAuction.com" from PowerClick, Inc., a Nevada corporation, through an Agreement and Plan of Acquisition Agreement (see Exhibit 10.11 to this Registration Statement for the agreement which reflected the actual acquisition, which is different from the one attached to a Form 8-K filed on November 16, 1999). Under this agreement, Registrant paid the following: (a) 1,000,000 shares of free trading common stock of the Registrant; and (b) 1,000,000 shares of restricted common stock of the Registrant. In addition, the Registrant paid an additional 165,000 shares of restricted common stock in connection with closing this transaction.

     Although this website did briefly generate revenues in September 1999 totaling approximately $40,000, the website was closed down in November 1999 for reconstruction and has not as yet reopened. Registrant has been upgrading theArtAuction.com into artaste.com, which is scheduled for an early in the third quarter of 2000.

  (4) Top Sports S.A.

     By a Contract of Partnership dated November 20, 1999, the Registrant acquired a 50% interest in Top Sports S.A., a Dominican Republic corporation (see Exhibit 10.17 to the December 31, 1999 Form 10- KSB, attached hereto as Exhibit 13.2). The Registrant has also entered into a Business Cooperation Agreement with Top Sports S.A., dated December 9, 1999, to carry forward the terms of the partnership between the two companies under local Dominican Republic law (see
     Exhibit 10.21 to the December 31, 1999 Form 10- KSB, attached hereto as Exhibit 13.2).

     Top Sports operates various sports book betting establishments in the Dominican Republic, where casino and related types of gaming are legal. Under these agreements, the Registrant shall be the beneficiary of 50% of all the assets, benefits and gains, and shall share in 50% of all the liabilities, losses or obligations. As part of these agreements, the Registrant agreed to give-up a 50% interest in its website 777WINS.com. The Registrant paid the following: (a) U.S. $35,000 and (b) 1,000,000 of restricted common stock of the Registrant. The Registrant also agreed to pay options to purchase 2,000,000 shares of common stock of the Registrant, during the 12 months following the execution hereof for the fixed price of U.S. $0.30 per share; these options have not yet been issued.

     Under these agreements, it is the intention of the parties that not only will sports book betting be expanded in the Dominican Republic, but that only wagering will be facilitated through the 777WINS.com website. To this end, all of the equipment and other assets of 777WINS.com moved from Costa Rica to the Dominican Republic in January 2000.

     On January 1, 2000, the Registrant entered into a Shares Sale Contract to acquire the remaining 50% interest of Top Sports from Paul Egan. Under the terms of the agreement, the Registrant is to pay Mr. Egan a) 1,000,000 unrestricted free-trading shares of the Company; b) 1,000,000 restricted shares of the Company; and c) 1,000,000 warrants at a fixed price of $1.00 per share. As of the date of this registration statement, Mr. Egan has not exercised any warrants.(see exhibit 10.48 to this Registration Statement)

     On June 20, 2000, the Registrant verbally agreed to modify the two previous agreements. This verbal agreement was committed to writing and made effective as of April 1, 2000 (see Exhibit 10.49). In accordance with this agreement, Mr. Egan is to receive 25% of the common stock of eConnect Caribbean, S.A., as a Dominican Republic subsidiary of the Registrant. The Registrant will own 100% of Top Sports. Mr. Egan would resign as a director of Top Sports and would keep all consideration received to date under the December 9, 1999 and January 1, 2000 agreements and will not receive any other consideration under either of these agreements. He will be employed as President of eConnect Caribbean, S.A. for a term of three years.

     In July 2000 the Registrant formed eConnect Caribbean, S.A. for the purpose of acting as a full service host processing center for both bank eyes only transactions as originated by the ecashPad and to also service merchant walk in retail locations in the Dominican Republic.

     It is also the intention of eConnect Caribbean to process
     Internet credit card transactions for gaming companies and to sell the eCashPad to Internet gaming companies for distribution of the eCashPad to their clients.

     In order to help fund the operation of Top Sports, S.A., this firm and the Registrant entered into an agreement dated December 16, 1999, whereby the Registrant is to provide that firm with 100,000 free trading shares of the Registrant per month beginning January 2000 and ending December 2000 (see
     Exhibit 10.24 to the December 31, 1999 Form 10- KSB, attached hereto as Exhibit 13.2). Top Sports will sell such shares in the marketplace and will use the resulting revenues to fund the continued expansion plans of Top Sports SA, specifically the acquisition of 20 targeted Dominican Republic Sports Books.

(d) Other Agreements.

  (1) First Entertainment Holding Corp.

     On April 29, 1999, the Registrant entered into a Joint Venture Agreement with First Entertainment Holding Corp. for the purpose of using the allowing customers to use their ATM cards to make purchases from a number of websites owned by that firm at www.firstentertainment.com (see Exhibit 10.6 of the December 31, 1999 Form 10-KSB, attached hereto as Exhibit 13.2). These companies intend to move forward with this project once the eCashPad is available for distribution. Each company will share equally in the profits and losses from this joint venture.

  (2) Cash2Trade.

     In September 1999, the Registrant entered into an oral joint venture agreement with Robert Bragg and Michael Rice to develop an online investment trading website. The Registrant issued a total of 1,650,000 shares of free trading common stock in this transaction. As of December 31, 1999, the Registrant's management evaluated the value of this investment and substantially all of the $325,000 investment was written off as a loss on investment since it has no future benefit.

  (3) International Investor Relations Group.

     The Registrant entered into a Consulting Agreement with International Investor Relations Group, Inc. ("IRG"), dated September 24, 1999 (see Exhibit 10.12 to this Registration Statement). Under the terms of this agreement, this firm provided certain services for the Registrant, as follows: (a) 10 road shows; (b) 1 Media Placement in Stock/Card deck reaching 250,000 + investors; (c) 2 News releases, includes broadcast fax to all interested parties; (d) one research report 6-8 page full color; and (e) a broker card - 2 sided, full color.

     Under this agreement, the Registrant paid the following amounts for the services of IRG: (a) $85.000.00; (b) 167,000 free trading shares based on a .21 cent per share price; and
     (c) 300,000 purchase warrants, as follows: 100,000 $0.50 cents per share, 100,000 at $0.75 cents per share, and 100,000 at $1.00 per share. These have a 2-year expiration date from the original date of signing the agreement.

  (4) Kanakaris Communications.

     On October 21, 1999, the Registrant entered into an agreement with Kanakaris Communications for the purpose of developing Internet Cash Programming ("ICP"), a service to be offered by Kanakaris and the Registrant which will enable the consumer to purchase internet video streaming programming by Same-as-Cash (ATM card and PIN), or by Enhanced Credit Card (the payment by credit card that is read by the ePIN or like devices) (see
     Exhibit 10.13 to the December 31, 1999 Form 10- KSB, attached hereto as Exhibit 13.2). Under this agreement, Kanakaris Communications will provide the delivery to the internet consumer of video streaming programming from either Kanakaris Communications own inventory base or shall act as a distributor of video streaming programming from other entertainment providers.

     Under the terms of this agreement, ICP will be established as a separate Nevada corporation and will authorize 1,000,000 shares of stock; Kanakaris Communications will receive 400,000 shares of stock and eConnect shall receive 400,000 shares of stock, and 200,000 shares of stock shall remain in the ICP treasury. Kanakaris Communications will retain the managing control of ICP and shall appoint officers to manage ICP. All profits of ICP shall be equally split between eConnect and Kanakaris Communications.

     The Registrant will receive exclusive global rights to drive or process all originating ICP transactions whether transacted by an ePIN or by a competitive hardware devices that are effecting either a Same-as-Cash or Enhanced Credit Card programming purchase. In addition, the Registrant will charge ICP a flat fee per ICP processed transaction. Further development of this project is awaiting the delivery of the eCashPad, as previously discussed.

     The Registrant paid a total of 3,000,000 shares of free trading common stock for the research and development to be done under this agreement. However, unbeknownst to the Registrant these shares were paid out directly to a nominee of Richard Epstein, United Capital Management.

  (5) SafeTPay.com.

     On November 5, 1999, the Registrant entered into a Capital Contribution Agreement with SafeTPay.com, a Nevada corporation (see Exhibit 10.15 to the December 31, 1999 Form 10- KSB, attached hereto as Exhibit 13.2). Under the terms of this agreement, the Registrant agreed to creation and management of a business unit focused on the processing of secure internet transactions.

     Under this agreement, the Registrant agreed to contribute the following assets to this newly formed company:

       (a) Software. All ownership and rights to the software that have been developed by Rogel Technologies ("RT") per specifications provided by SafeTPay ("System"). SafeTPay is to have access to this software as needed for the operation of its business.

       (b) Computer Hardware. The server which has been procured by RT for use as the SafeTPay internet server, and installed in St. Petersburg, Florida.

       (c) Miscellaneous Physical Assets. Three laptop personal computers, 7 sample PIN pads, and miscellaneous office supplies that have been purchased for and/or are being used by the SafeTPay business unit.

       (d) Trademarks, Trade-names, Copyrights. Ownership of any and all marks, registrations, and goodwill that eConnect may own, regarding "SafeTpay", "Same-As-Cash", "ePIN" and "ePAD". As a condition for this transferal, Harry Hargens is to contribute and unconditionally transfer to SafeTPay any and all trademarks and domain names held in his name.

       (e) Web Address. Ownership of any web addresses reserved for any of the above names or marks.

     Under the agreement, the parties were to receive stock in SafeTPay.com as follows:

       (a) Common Stock: SafeTPay will initially authorize 20 million shares of common stock. In return for the capital contributions listed above, the Registrant is to receive 2,300,000 shares of restricted common stock of SafeTPay. The principals of SafeTPay (Harry Hargens, Gerard Gay, Robert Hodgson, and Dale Reistad) are to each receive 150,000 shares of restricted common stock of SafeTPay.

       (b) Options.

          (1) The Registrant is to, upon execution of the agreement, receive options to purchase 5,000,000 shares of SafeTPay common stock, at an exercise price of one dollar ($1.00) per share. Any unexercised options shall expire 3 years after execution of this Agreement.

          (2) The principals of SafeTPay are to each receive options to purchase 500,000 shares of SafeTPay common stock, at an exercise price of $1.00 per share. Any unexercised options shall expire 3 years after execution of this Agreement.

          (3) For a period of 24 months following execution of this Agreement, any additional options given to officers or shareholders of either SafeTPay or eConnect shall be issued at the same exercise price at those set forth in subparagraph (a) above.

       (c) Additional common stock in return for capitalization: eConnect hereby commits to invest in SafeTPay $500,000 over the period of one year from the date of this Agreement, in four (4) equal quarterly installments, with $20,000 of the first installment due not later than November 15, 1999, $42,500 due not later than December 15, 1999, and the remainder of the first installment due not later than January 15, 2000; subsequent installments shall be due not later than the following dates: April 15, 2000, July 15, 2000, and October 15, 2000.

       Although to the knowledge of the Registrant no litigation has been threatened with regard to this agreement with SafeTPay.com, the principals of SafeTPay now claim that the Registrant is now in breach of contract since it did not pay certain sums for the capital contribution, as stated above, and has not fulfilled certain obligations under the agreement. The Registrant has contributed a total of $62,500 to SafeTPay.com. The Registrant does not intend to contribute any further cash, or other assets as set forth above, until other claims of the principals of SafeTpay.com can be resolved.

       In connection with this agreement, the Registrant entered into a separate consulting agreement with Michael Leste and Michael Kofoed for their services in connection with this agreement (see Exhibits 10.22 and 10.23, respectively, to the Form 10-KSB). Under the terms of these agreements, these individuals are to receive certain options and restricted shares of SafeTPay.com; these have not been paid due to the status of this agreement.

  (6) eMarkit (eConnect2Trade.com).

     (a) August 16, 1999 Agreement.

       On August 16, 1999, the Registrant entered into a consulting agreement with eMarkit Incorporated, a Nevada corporation, whereby this company would provide certain consulting services for the Registrant in connection with introductions to the brokerage industry (see Exhibit 10.9 to the December 31, 1999 Form 10- KSB, attached hereto as
       Exhibit 13.2). Such introductions would be for the purpose of developing the "Bank Eyes Only" system for use in the financial services industry.

       Under the terms of this agreement, the Registrant agreed to pay 1,000,000 free-trading shares of Registrant's common stock deemed fully earned upon execution hereof for eMarkit's initial setup activities which are necessary for Contractee to provide the services herein. In addition, the Registrant agreed to pay 1,000,000 warrants exercisable at $1.00 per share, which expire on December 31, 2000. However, this consulting agreement never went forward and the compensation was not paid.

     (b) December 29, 1999 Agreement.

       On December 29, 1999, the Registrant entered into an agreement with eMarkit for the purpose of a joint venture, whereby the Registrant agrees to purchase on a "stock for stock" basis, 50% of a corporation to be formed by eMarkit, that name being eConnect2Trade.com, Incorporated ("ET") (see Exhibit 10.25 to the December 31, 1999 Form 10- KSB, attached hereto as Exhibit 13.2). The business of ET is to be the marketing and sales of the Registrant's "same-as-cash" transactions to the securities industry via any medium, but initially via the internet using an ATM pin pad. The long term goal of ET will be, for a fee, to act as a financial interface between securities broker/dealers and their clients who are transacting currencies via transactions using bank host processing centers that are authorizing such transactions.

       Upon signing of this agreement of the Registrant agreed to issue 1,000,000 "free-trading" shares of the Registrant's stock to eMarkit and 2,000,000 warrants to eMarkit to purchase 2,000,000 "free-trading" shares of eConnect stock at an exercise price of $1.00 per share. The expiration date of the warrants is to be December 31, 2000. The Registrant is to deliver the stock and warrants as follows:
       300,000 shares and 300,000 warrants no later than January 20, 2000. The next issuance of 200,000 shares and 200,000 warrants will be delivered when Beta testing begins and 500,000 shares and 500,000 warrants will be delivered when Beta testing is complete but no later than March 20, 2000. Subsequent to December 31, 1999, a total of 300,000 free trading shares were issued to Robert Bragg, the principal of eMarkit; the Registrant has not as yet been issued any shares in eConnect2Trade.com but the parties intend to proceed with this transaction.

       Although a recent agreement of eConnect2Trade.com with Empire Financial Holding Co., a broker/dealer, did not proceed, it is the intention of the Registrant to seek other contacts within the brokerage industry.

ITEM 17.       PLAN OF OPERATION

(a) Twelve Month Plan of Operation.

In the year 2000, the Registrant will focus its attention on the marketing and development of the PERFECT industry (Personal Encrypted Remote Financial Electronic Card Transactions), with specific focus on the "Bank Eyes Only" Internet aspect of the PERFECT transaction.

"Bank Eyes Only" refers to a direct Internet connection between the consumer's terminal and the Registrants bank card authorization system by which the consumer will order an item from an Internet merchant, but the credit card data or ATM data will go directly to the Registrant's server and then to the bank, bypassing the merchant. Thus, this service will enable customers to pay for Internet purchases, bill payments and other types of transactions from home by physically swiping either credit cards or ATM cards with PIN entry. These "Bank Eyes Only," transactions can be processed over the Internet without the cardholder account information being stored at the merchant's web site, nor does the merchant have ready access to the consumer's bank card information.

The Registrant believes that "Bank Eyes Only" transaction processing system will effectively address Internet consumers' concerns regarding personal and financial information security. The Registrant will receive a projected flat fee of $1.00 for each "Bank Eyes Only" transaction which will be paid by the merchant, not the consumer.

The Registrant has begun initial sign ups of web Merchants for this service and based on responses, will now expend substantial dollars for an aggressive May sign up campaign to begin simultaneously on several fronts. To launch the service of Internet "Bank Eyes Only" transactions, the Registrant has implemented the following initiatives:

  (1) The development of the eCashPad by Asia Pacific Micro, Inc, under a manufacturing agreement entered into on January 21, 2000 (see Exhibit 10.29 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). Production of the eCashPad has commenced in Asia and is commercially targeted for distribution in September, 2000.

  (2) The Registrant has entered into two agreements with eFunds Corporation, a subsidiary of Deluxe Data, dated February 3, 2000 and February 4, 2000 to provide the Dominican Republic and Ireland host systems for "Bank Eyes Only" transactions (see Exhibits 10.34 and 10.36, respectively, to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). This means that eFunds will help process the transaction after it leaves the Registrant's server.

  (3) Under the agreement with eFunds, the Registrant also obtained a license of the eFunds CONNEX host system software for usage in countries other than the United States. The CONNEX system provides the Registrant with a proven host software system which will effect "Bank Eyes Only" transactions as originated by eCashPads.

  (4) The purchase of an IBM Multiprise 2000 as a platform for the CONNEX host system software in March 2000.

  (5) The Registrant has entered into a letter of intent with Real Solutions, Ltd. on March 9, 2000 to provide the IBM hardware support in connection with the eFunds agreements (see Exhibit
  10.40 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). On April 13, 2000, the Registrant entered into a formal Master Services Agreement with Real Solutions, Ltd. in connection with this matter.

  (6) On February 9, 2000, the Registrant consummated an acquisition agreement with PowerClick, Inc., a Nevada corporation, whereby the Registrant acquired 50% of the outstanding capital stock of this company (see Exhibit 10.37 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). PowerClick, Inc. owns and operates a website that provides a wide range of products and services to the public, and is intended to be used as a vehicle to promote the use of the "Bank Eyes Only" system.

  (7) The Registrant has entered into a letter of intent to acquire a controlling interest in National Data Funding Corporation ("NDFC"), a company that will provide eCashPad distribution, encryption, and maintenance (see Exhibit 10.47 to this Registration Statement). The eCashpad is a device which will attach to a personal computer to enable a credit card or ATM transaction via Internet. NDFC will also provide full merchant processing for all credit and debit cards in support of the United States eFunds host. The Registrant is in the process of negotiating a final acquisition agreement.

  (8) Completion of testing of the eCashPads, the consumer "Bank
  Eyes Only" device. The Registrant expects a national roll-out of eCashPads in the third quarter of 2000.

  (9) On December 29, 1999, the Registrant entered into an agreement for establishing eConnect2Trade.com, Incorporated ("ET") (see Exhibit 10.25 to the December 31, 1999 Form 10-KSB, attached hereto as exhibit 13.2). The business of ET is to be the marketing and sales of the Registrant's "same-as-cash" transactions to the securities industry via any medium, but initially via the internet using an ATM pin pad. The long term goal of ET will be, for a fee, to act as a financial interface between securities broker/dealers and their clients who are transacting currencies via transactions using bank host processing centers that are authorizing such transactions. Although a recent Letter of Intent between ET and Empire Financial Holding Co., a broker/dealer, did not proceed, it is the intention of the Registrant to seek other contacts within the brokerage industry (see Exhibit 10.28 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1).

  (10) On March 10, 2000, the Registrant entered into a Joint Venture Agreement for the creation of a software/hardware solution that will facilitate a secure transaction interface and communications between handheld computing devices and secure transaction servers (see Exhibit 10.39 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1). The net result to be to provide same as cash transactions over virtual private networks. The combined hardware /software/service is to be known as "PocketPay" an existing trademark of eConnect.

  (11) Development of "bankeyesonly.com" web sites in the United States, Dominican Republic, Ireland, Australia and Hong Kong. These web sites will be used to register web merchants within the above listed countries to be able to receive a "Bank Eyes Only" transaction by an eCashPad. A consumer will be able to go the Registrant's website and with the use of his/her eCashPad will be able to safely order merchandise on line.

  (12) Aggressive recruiting of web merchants to the Registrant "Bank Eyes Only" network. Registration of "Bank Eyes Only" web merchants will be pursued by a team specialists to be hired who understand their specific industry such as phone or cable or collections and who will fully develop the pertinent "Bank Eyes Only" applications for that industry and who will develop strategic alliances within their specific industry. In addition, the Registrant has structured a networking approach for mass market consumer participation in finding "Bank Eyes Only" merchants along with sales teams to sign on local web merchants.

  (13) Using a revenue sharing plan from the flat fee, the Registrant will incentivize private labels of eCashPads with expected advertising and marketing of these private label eCashPads by the web merchants to their consumer base. For example, a merchant might distribute eCashPads with its logo to its own consumers.

  (14) Establishment of strategic alliances with a substantial partner in each country. The partner will then proceed to develop the business of "Bank Eyes Only" transactions by usage of the simple and proprietary eCashPad which has been developed by the Registrant.
  (15) The activation of the Dominican Republic host system, and host systems in Ireland, Hong Kong Host, and Australia as full service centers which will provide not only "Bank Eyes Only" Internet transactions by the usage of eCashPads but also full service aspects of processing merchant retail terminal transactions and ATM cash machines. Terminals could be placed in strategic market areas of each country such as check cashing centers or even grocery stores. In this regard, the Registrant entered into a Joint Venture Agreement, dated March 27, 2000, with Raymond and Li-Wang Kessler for the purpose of delivering a delegation from the Peoples Republic of China to a meeting in the United States with the Registrant to discuss launching the Registrant's services in China (subsequent meetings with China Delegation contact(s) and their associates will explore forging business relationships in Singapore, Hong Kong, Macao and other countries) (see Exhibit 10.44 to the Form 10-QSB for the quarter ended March 31, 2000, attached hereto as exhibit 13.1).

  (16) Establishment of the "International," which will be a four country real time "Bank Eyes Only" with ATM card and PIN entry game between the countries of the Dominican Republic, Ireland, Australia, and Hong Kong, whereby consumers within those countries will be able to use the eCashPad to effect same day gaming with ATM card and PIN entry.

The Registrant intends to spin off eGaming and its PowerClick subsidiary as separate publicly traded companies.

(b) Risk Factors in Connection with Plan of Operation.

An investment in the Registrant is subject to a number of risks.
Among these risks are the following:

(1) eCashPad Production. The agreement under which the eCashPad is being manufactured for the Registrant only calls for an initial production run of 5,000 units, at a total cost of $80,000. The Registrant must conclude an agreement for a substantial additional manufacturing run in order for the plan of business as set forth above to succeed. There is no guarantee that the Registrant will be able to conclude such an agreement.

This agreement offers the Registrant substantial savings by contracting with an Asian country for manufacturing. Currently, the manufacturer is stable but there is no guarantee that the manufacturer may not be impacted by future changes in government policies. The Registrant is presently seeking additional suppliers.

(2) Approval of Regional ATM Networks. Within the United States market, the Registrant is closely working with NDFC to secure the go ahead for regional ATM card networks for an eCashPad ATM card with PIN entry "Bank Eyes Only" Internet payment. Such network currently permit the usage of credit cards on their systems. Thus, a substantial part of the Registrant's strategy is based on ATM card with PIN entry Internet payments, and the Registrant may not receive bank approvals from the regional ATM card networks in the United States for such transactions. In such case, this payment system could not be used in the United States, which could substantially affect the prospects of the Company in this country. Even though this type of payment system has already been approved in the Dominican Republic and Ireland, and may be approved elsewhere outside the United States, the Company would expect that a substantial portion of its projected revenues would come form United States based transactions.

(3) Influence of Other External Factors. The Internet industry, and Internet gaming in particular, is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures to be made by the Company will result in commercially profitable business. The marketability of the Registrant's services will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations and the general state of the economy (including the rate of inflation and local economic conditions) which can affect peoples' discretionary spending. Factors which leave less money in the hands of potential clients of the Company will likely have an adverse effect on the Company. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

(4) Regulatory Factors. Existing and possible future consumer legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delays in the activities undertaken in connection with the business, the extent of which cannot be predicted. For example, the U.S. Senate has considered a proposed bill introduced by U.S. Senator John Kyl that would ban Internet gaming in the United States. The passage of such a bill may adversely affect the operation of the Company, depending on the form of legislation. Even though all gaming operations of the Company are off-shore and such transactions are not accepted from the United States, the effect of such legislation may influence the business.

(5) Competition. The Registrant anticipates substantial competition in the development of the PERFECT industry and the "Bank Eyes Only" internet application in particular. The Registrant believes that the marketplace is large enough to absorb many competitor companies who may focus on ancillary aspects of the PERFECT industry such as the development of hardware or of merchant sign ups, rather than on the core business of the Registrant which is the processing of transactions. Many competitors in this industry, and in internet gaming will have greater experience, resources, and managerial capabilities than the Company, may be in a better position than the Company to obtain access to attractive clientele. Such competition could have a material adverse effect on the Company's profitability.

(6) Reliance on Management. The Company's success is dependent upon the hiring of key administrative personnel. None of the officers or directors, or any of the other key personnel, has any employment or non-competition agreement with the Company. Therefore, there can be no assurance that these personnel will remain employed by the Company. Should any of these individuals cease to be affiliated with the Company for any reason before qualified replacements could be found, there could be material adverse effects on the Company's business and prospects. In addition, management has no experience in managing companies in the same business as the Company.

All decisions with respect to the management of the Company will be made exclusively by the officers and directors of the Company. Investors will only have rights associated with minority ownership interest rights to make decisions that affect the Company. The success of the Company, to a large extent, will depend on the quality of the directors and officers of the Company. Accordingly, no person should invest in the Shares unless he or she is willing to entrust all aspects of the management of the Company to the officers and directors.

(7) Conflicts of Interest. The officers and directors have other interests to which they devote time, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on boards of directors. Each will continue to devote such time to the business of the Company, notwithstanding other obligations, that may reduce the time they can devote to the business of the Company. As a result, certain conflicts of interest may exist between the Company and its officers and/or directors, which may not be susceptible to resolution.

In addition, conflicts of interest may arise in the area of corporate opportunities, which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to the Company. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the Board of Directors of the Company, any proposed investments for its evaluation.

(8) Additional Financing Will Be Required. The Registrant will be required to raise significant capital to fund its Plan of Operation; this is estimated to be $3,000,000 over the next 12 months. Currently, the Registrant is meeting its funding requirements through financing provided by the Alpha Venture Capital, Inc. through a Common Stock Purchase Agreement between the Registrant and this firm Alpha Venture Capital, Inc., dated September 28, 1999 (see Exhibit 4.22 to this Registration Statement). However, there is no guarantee that this funding source will continue to be available in the future.

The current funds available to the Company, and any revenue generated by operations, will not be adequate for it to be competitive in the areas in which it intends to operate, and may not be adequate for the Registrant to survive. Therefore, the Company will need to raise additional funds in order to fully implement its business plan. The Company's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing. There is no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to the Company. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities. If additional shares were issued to obtain financing, current shareholders may suffer a dilution on their percentage of stock ownership in the Company.

(9) Uncertainty Due to Year 2000 Issue. The Year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using the year 2000 date is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 issue may be experienced after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant system failure which could affect the Registrant's ability to conduct normal business operations. This creates potential risk for all companies, even if their own computer systems are Year 2000 compliant. It is not possible to be certain that all aspects of the Year 2000 issue affecting the Registrant, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

The Registrant currently believes that its systems are Year 2000 compliant in all material respects. Although management is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, the Registrant may experience serious unanticipated negative consequences (such as significant downtime for one or more of its suppliers) or material costs caused by undetected errors or defects in the technology used in its internal systems. Furthermore, the purchasing patterns of customers may be affected by Year 2000 issues. The Registrant does not currently have any information about the Year 2000 status of its potential material suppliers. The Registrant's Year 2000 plans are based on management's best estimates.

(c) Forward Looking Statements.

The foregoing Plan of Operation contains "forward looking statements" within the meaning of Rule 175 under the Securities Act of 1933, as amended, and Rule 3b-6 under the Securities Act of 1934, as amended, including statements regarding, among other items, the Registrant's business strategies, continued growth in the Registrant's markets, projections, and anticipated trends in the Registrant's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward- looking statements. These forward-looking statements are based largely on the Registrant's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Registrant's control. The Registrant cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for the Registrant's products, competitive pricing pressures, changes in the market price of ingredients used in the Registrant's products and the level of expenses incurred in the Registrant's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. The Registrant disclaims any intent or obligation to update "forward looking statements."

ITEM 18.       DESCRIPTION OF PROPERTY

At its executive offices in San Pedro, California, which the Registrant leases, it owns approximately $18,000 of miscellaneous office furniture and equipment, including computers. In the Dominican Republic, the Registrant owns approximately $250,000 of computer equipment and associated equipment for use in gaming operations; this equipment has recently been transferred from the former operations of 777WINS in Costa Rica to the Dominican Republic.

ITEM 19.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two fiscal years, certain transactions which occurred between the Registrant and its officers and directors are set forth below. With respect to each such transaction, the Registrant believes that the terms of each transaction were approximately as favorable to the Registrant as could have been obtained from an unrelated third party:

(a) On February 18, 1997, Leggoons, Inc. entered into an Agreement to License Assets from Home Point of Sales, Inc. ("HPOS") (now know as Electronic Transactions & Technology - "ET&T") (see Exhibit 10.1 to this Registration Statement). ET&T is a privately held corporation, a majority and controlling interest in which is owned by Mr. Hughes, President of the Registrant, which is focused on the emergence of the Personal Encrypted Remote Financial Electronic Card Transactions industry (although this agreement was entered into prior to Mr. Hughes becoming affiliated with the Registrant, it is included here since certain of the conditions under that agreement have not been completely fulfilled, as discussed below). This technology will provide consumers with the option to instantly pay bills or impulse purchase from home with real time cash transactions with the usage of simple equipment such as the eCashPad.

The assets included under this agreement are the following: (a) The name "Betting, Inc.", as trademarked by HPOS; (b) The Wagering Gate (receive incoming data transfer commands from the Host Center and other competitive Host Centers who have received ATM and SMART card wagering payment from off site home or office locations and then who command the Wagering GATE to alert the recipient gaming companies that they have been paid and to respond back with an acknowledgement of such payment; and, the general promotion and education of home ATM and SMART card wagering over the Internet through the HPOS Secure Computer Keyboard or over the telephone through the HPOS stand alone Infinity unit); (c) the specific application of Wagering with an ATM card or SMART card with the Secure Computer Keyboard (any other uses of the Secure Computer Keyboard, such as Bill Pay or Impulse Purchase that are not Wagering transactions, are not included); (d) the HPOS developed Merchant Response Software for the specific application only of transacting Off Site ATM and Smart card Wagering through the Wagering Gate; and (e) HPOS' interest in the use of and revenue from the HPOS Personal Encrypted Remote Financial Electronic Card transaction relating to the Wagering Business in all HPOS partner countries.

Under terms of this licensing agreement, the Registrant is to issue 2,900,000 shares of restricted common stock to HPOS as the total consideration in exchange for licensing home ATM card and SMART card wagering technology developed by HPOS. Of this amount, 2,755,000 shares were placed in escrow subject to cancellation on February 10, 1998, in the event the bid price of the common stock of the Registrant is not at least $3.00 per share for any twenty consecutive day period as reported on the NASD's Electronic Bulletin Board or NASDAQ's Small Cap Market from the date of the agreement through February 10, 1998 (see Exhibit 10.2 to this Registration Statement).

As of the date of this Registration Statement, the terms of the Licensing Agreement have not been met by the Registrant. However, the Registrant has entered into amendment(s) of the original agreement that provide for an extension of the cancellation deadline from February 10, 1998, to September 1, 2001, subject to certain conditions specified in the agreement. All conditions set forth in the original agreement need to be met on or before September 1, 2001.

The License Agreement also provides that in the event that the bid price for the common stock of the Registrant is more than $3.00 per share for any twenty consecutive day period, then HPOS shall have the option to purchase up to 13,822,000 additional shares of the Registrant common stock at an exercise price of $.30 per share. To date, the conditions of this provision have not been met.

Under the terms of this license agreement, it was the intention of the parties hereto that if and when any additional shares of the common stock of Leggoons (now the Registrant) are issued to the public or any employees, HPOS' (now ET&T's) ownership interest in the Registrant shall be and remain no less than 60% and that ownership interest of the current shareholders of Leggoons (James Clinton) shall, at that time, be no less than 10%. ET&T has never sought to enforce this provision in this license agreement. Between June 9, 1999 and November 24, 1999, the Registrant has issued a total of 1,850,000 shares to James Clinton or his nominees based on the stated reason that compliance with said 10% provision in such license agreement was required. Shares issued under said provision of this license agreement were not issued for consideration and therefore may not have been properly issued in compliance with Missouri Revised Statutes 351.160 (which governed the Registrant prior to its redomicile to the State of Nevada on June 1, 1999) and Nevada Revised Statutes 78.211.

(b) On April 28, 1997, the Registrant entered into a Host Processing Agreement with ET&T for the purpose of having ET&T act as the bank host processing for all Registrant transactions that are sent by terminals that read credit cards or ATM cards (see
Exhibit 10.3 to this Registration Statement). ET&T is to charge the Registrant a fee of $0.25 per transaction or 2.5% of the wager being sent by the Registrant to gaming operators. These transactions are to originate from globally placed Registrant equipment and/or Registrant licensed operators.

(c) On March 27, 1998, the Registrant entered into a License Agreement with ET&T for the purpose of licensing additional technology for processing electronic banking transactions (see
Exhibit 10.4 to this Registration Statement). This agreement states that ET&T licenses the following ET&T products to the Registrant for the exclusive global usage of wagering by PERFECT originated ATM cards, credit cards, and smart cards:

The PayMaster, defined as a stand alone terminal that attaches to phone lines and which calls the ET&T host processing center with bank data.

The SLICK, defined as a stand alone keyboard terminal that attaches to phone lines and call the ET&T host processing center with bank data that has bypassed the Internet.

The PocketPay, defined as a pocket sized terminal and telephone that sends bank data by wireless transmission to the ET&T host processing center.

The TV Pin Pad Remote, defined as a set top box and TV remote that sends bank data by landline dial up transmission to the ET&T host processing center.

Each ET&T product is exclusively licensed to the Registrant on a global basis for the application of PERFECT wagering at a licensing fee of $2,000,000 each. The duration of the exclusive license is 20 years. The licensing fee is to be paid by the Registrant at the rate of $30,000 per month; however, under the terms of this License Agreement, this fee is not due and payable until the technology for a particular product covered by the license has been perfected and is ready for public use. As of the date of this Registration Statement, only the PayMaster has been perfected. This liability was satisfied in full in June 1999 through the issuance of common stock (as reflected in the Form 10-QSB for the quarter ended June 30, 1999). None of the other products covered by the License Agreement had been perfected, and, therefore, no licensing fee is required to be paid at this time (when this does occur, a statement to that effect will be placed in a future report filed by the Registrant). This obligation will be renewed upon the roll-out of the eCashPad technology which is expected to occur in September, 2000.

(d) The Registrant and ET&T and Mr. Hughes entered into a Promissory Note, dated December 1, 1999 (see Exhibit 10.19 to the December 31, 1999 Form 10-KSB, attached hereto as exhibit 13.2), to reflect the principal sum of $2,836,411 owed by ET&T and Mr. Hughes to the Registrant for various sums paid by the Registrant to ET&T, as follows: (a) the sum resulting from the credit to Mr. Hughes and ET&T of the license fee owed by the Registrant to ET&T, as set forth above, and the charge to ET&T of 5,400,000 shares issued to that firm in 1999 and the charge to Mr. Hughes of 4,000,000 shares issued to him in 1999; and (b) the oral assumption by the Registrant of payment of a promissory note in favor of Unipay, Inc. whereby ET&T promised to pay the principal sum of $690,000 with interest thereon at 8.5% accruing from April 26, 1999, the date of this note (see Exhibit 10.5 to this Registration Statement) (through December 31, 1999, the Registrant had paid a total of $93,800 towards this note). The amount set forth in the Promissory
Note is secured by the 9,400,000 shares of the Registrant owned by Mr. Hughes and ET&T as reflected in an accompanying Security Agreement (see Exhibit 10.20 to the December 31, 1999 Form 10-KSB, attached hereto as exhibit 13.2).

ITEM 20.       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
               MATTERS.

(a) Market Information.

On March 13, 2000, the SEC ordered a 10 trading day suspension in the trading of the Registrant's common stock on the Over the Counter Bulletin Board ("OTCBB"). This trading suspension was taken in connection with an investigation of the Registrant by the SEC. The Company's common stock resumed trading on March 27, 2000; however, from that date to the present, the Company's common stock has been trading on the National Quotation Bureau's Pink Sheets (symbol ECNC) since the Company's common stock was delisted on that date from the OTCBB OTC-BB due to the trading suspension. Subsequent to the filing of the Registration Statement with the SEC, the Company intends to file a 15c2-11 through a market maker in order to apply for relisting on the OTCBB.

The range of closing prices shown below is as reported by these markets. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Per Share Common Stock Bid Prices by Quarter For the Fiscal Year
Ended December 31, 2000



                                    High    Low

       Quarter Ended March 31, 2000  16.50   0.49
       *


* The common stock did not trade from March 13, 2000 through March 24, 2000 due to the trading suspension ordered by the Securities and Exchange Commission

Per Share Common Stock Bid Prices by Quarter For the Fiscal Year
Ended December 31, 1999



                                     High    Low

        Quarter Ended December 31,    0.40    0.06
        1999

       Quarter Ended September 30,   0.41    0.15
       1999

       Quarter Ended June 30, 1999   0.83    0.38

       Quarter Ended March 31, 1999  0.81    0.37


Per Share Common Stock Bid Prices For the Transition Period Ended
December 31, 1998 **



                                       High   Low

      Four Months Ended December 31,   0.69    0.05
      1998


** Due to a change in the fiscal year of the Registrant from August 31 to December 31

Per Share Common Stock Bid Prices by Quarter For the Fiscal Year
Ended August 31, 1998



                                       High     Low

      Quarter Ended August 31, 1998      0.16     0.09

    Quarter Ended May 31, 1998         0.14     0.03

    Quarter Ended February 28, 1998    0.08     0.00

    Quarter Ended November 30, 1997    0.10     0.03


(b) Holders of Common Equity.

As of May 1, 2000, the Registrant had approximately 567 shareholders of record of the Registrant's common stock.

(c) Dividends.

The Registrant has not declared or paid a cash dividend to stockholders since it was originally organized on September 1, 1981. The Registrant did pay a 5% stock dividend on September 20, 1999 to shareholders of record as of close of business on September 14, 1999. The Board of Directors presently intends to retain any earnings to finance Registrant operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Registrant's earnings, capital requirements and other factors.

(d) Sales of Unregistered Securities.
The Registrant made the following sales of unregistered securities during the three month period ended on March 31, 2000:

(1) Between February 2, 2000 and February 29, 2000, the Registrant sold a total of 3,069,011 shares of common stock to 79 individuals at a price of $0.40 per share, for an aggregate consideration of $1,227,604.
(2) During the period of January 1, 2000 through March 6, 2000, the Registrant sold a total of 9,320,167 shares of common stock to 17 individuals and firms in exchange for consulting and other services performed for the Registrant (including 6,000,000 shares issued to Ryan Kavanaugh in connection with the Consulting Agreement with the Registrant).

No commissions or fees were paid in connection with these sales.
All of the above sales were undertaken pursuant to a claim of exemption from registration under the Securities Act of 1933 as provided in Rule 506 under Regulation D.

The Registrant made the following sales of unregistered securities during the three year period prior to December 31, 1999:

(1) During the period of September 28, 1998 through July 16, 1999, the Registrant sold a total of 1,058,622 shares of common stock to 76 individuals, at an average price of $0.40 per share. In conjunction with some of these sales, the Registrant give to these individuals for no additional charge warrants to purchase common stock of the Registrant at $0.40 per share.

(2) During the period of April 7, 1999 through November 24, 1999, the Registrant sold a total of 4,484,500 shares of common stock to 14 individuals and firms in exchange for consulting and other services to the Registrant.

(3) In addition to the above sales, the Registrant issued restricted shares in the following amounts in connection with the following acquisitions: (a) 2,500,000 shares in connection with the Letter of Intent between the Registrant and Rogel Technologies; (b) 5,200,000 shares in connection with the acquisition of Isla Escondida, S.A. (owner of the 777WINS.com website) (these are the shares being offered for sale in this Registration Statement); (c) 1,165,000 shares in connection with the acquisition of the TheArtauction.com website from PowerClick; and (d) 1,000,000 shares in connection with the acquisition of a 50% interest in TopSports, S.A.

(4) The sale of restricted shares to Alpha Venture Capital, Inc. through a Common Stock Purchase Agreement between the Registrant and this firm Alpha Venture Capital, Inc., dated September 28, 1999 (see Exhibit 4.22 to this Registration Statement). Under the terms of this agreement, Alpha Venture Capital, Inc. is permitted, upon notice by the Registrant, to purchase up to 20,000,000 shares of restricted common stock of the Registrant (held in an escrow account) based on 80% of the lowest market price on the 5 business days immediately following such notice (see Exhibit 4.23 to this Registration Statement). In addition, Alpha Venture Capital, Inc. is also entitled to receive warrants to purchase up to 1,000,000 shares of common stock (exercisable at a price equal to 80% of the closing bid price of the common stock on the effective date of the Purchase Agreement from said date until a date which is five years thereafter) and up to 500,000 shares of common stock in connection with drawdowns under the Purchase Agreement (exercisable at the closing bid price on the date of each draw from the effective date of the Purchase Agreement until a date which is five years thereafter) (these warrants are also being offered for sale pursuant to this Registration Statement; see Exhibit 4.24 to this Registration Statement).

No commissions or fees were paid in connection with these sales, except for a commission of 8% of the amount of each draw under the Common Stock Purchase Agreement payable to Alpha Venture Capital, Inc. All of the above sales were undertaken pursuant to a claim of exemption from registration under the Securities Act of 1933 as provided in Rule 506 under Regulation D.

(e) Use of Proceeds.

The Registrant filed a Form SB-2 with the SEC on June 1, 1999. This offering was used exclusively for consulting and other services provided to the Registrant and for settling litigation involving a debenture and certain warrants between the Registrant and CALP II, LP (see Exhibit 4.20 to this Registration Statement), as reported in a Form 8-K filed with the SEC on January 18, 2000. Therefore, no cash proceeds were raised from this offering.

On August 20, 1999, the Registrant filed a Form SB-2 with the SEC under Rule 415 (shelf offering) to register an aggregate amount of 61,000,000 shares of common stock (aggregate offering price of $11,590,000 under Rule 457(c)). This offering was used primarily for consulting services and acquisitions by the Registrant, and commenced on the effective date of this registration statement (September 7, 1999). However, 20,000,000 shares of common stock under this offering were used for the registration of shares sold under a Common Stock Purchase Agreement (as discussed above) (through a post-effective amendment to this Form SB-2 filed and effective on September 29, 1999 - File No. 333-79739). The total amount of shares sold under this offering through March 31, 2000 is 38,701,563; out of this total, the Registrant issued 9,088,442 shares out of those registered from the Common Stock Purchase Agreement for a total consideration of $933,000. The expenses involved with this offering to March 31, 2000 were approximately $370,640 (which includes an 8% commission of payable on the sales made under the Common Stock Purchase Agreement). The net cash proceeds from this offering (gross proceeds of $5,799,492 less offering expenses) of $5,428,852 were used for working capital for the Registrant. This offering has not as yet terminated.

(f) Announced Stock Buy Back Program.

In December 1999 the Registrant announced that from mid October 1999 up until December 29, 1999 it would "buy-back" a total of 2,560,752 shares of its common stock on the Over the Counter Bulletin Board for the purpose of reducing the public float of its stock. On November 29, 1999, the Registrant entered into an agreement with Alliance Equities pursuant to which Alliance Equities was to advance funds of up to $1,000,000 to the Registrant to facilitate the buy-back program and to otherwise assist the Registrant in this program. Alliance Equities ended up being the owner of the purchased stock, as described below. (see Exhibit
10.18 to the December 31, 1999 Form 10-KSB, attached hereto as exhibit 13.2).

What occurred with respect to this program is as follows: (a) Alliance Equities advanced the sum of $250,000 to the Registrant under said agreement; (b) the Registrant in turn loaned the sum of $250,000 to Thomas Hughes, President of the Registrant, who in turn opened a brokerage account in his name with this sum; (c) Mr. Hughes subsequently purchased $250,000 worth of the Registrant's common stock on the Bulletin Board; (d) Mr. Hughes sold the stock purchased directly to Alliance Equities for $250,000 in order to repay the advance (Mr. Hughes in turn repaid the loan from the Registrant with the $250,000 sale of the stock). Alliance Equities was paid a stock bonus for this advance under the terms of said agreement.

ITEM 21.       EXECUTIVE COMPENSATION

(a) No officer or director of the Company is receiving any remuneration at this time, except as follows: Thomas S. Hughes received salary as follows: i) a cash payment in June 1999 of $50,000, and ii) later in 1999 a total of 6,000,000 shares of common stock. Beginning in the year 2000, Mr. Hughes is to receive compensation in the amount of $20,000 per month. Prior to 1999, Mr. Hughes had not received any salary from the Company.

(b) There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

(c) No remuneration is proposed to be in the future directly or indirectly by the corporation to any officer or director under any plan which is presently existing.

ITEM 22.       FINANCIAL STATEMENTS

The Financial Statements required by Item 310 of Regulation S-B (in the form of the latest Annual Report on Form 10-KSB and Quarterly
Report on Form 10-QSB) are incorporated by reference in this Prospectus (see Item 27), and are set forth in their entirety as Exhibits 13.1 and 13.2 to this Registration Statement.

ITEM 23.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
               ACCOUNTING AND FINANCIAL DISCLOSURE

(a) On August 1, 1998, the Company engaged the services of George Brenner, C.P.A. of Beverly Hills, California, to provide an audit of the Company's financial statements for the fiscal years ended August 31, 1997 and 1998. The former accountant for the Company, BDO Seidman L.L.P. of St. Louis Missouri declined the stand for re-election for the 1997 engagement. The independent auditor's reports for August 31, 1996 and 1995, were modified as to the uncertainties about the Company's ability to continue as a going concern. The decision to change accountants was approved by the Company's Board of Directors with the selection of the successor accountant. The Company and its former accountants had no disagreement during the fiscal years ended August 31, 1996 and 1995, and through the date they declined to stand for re-election.

(b) Effective on July 19, 1999, the independent accountant who was previously engaged as the principal accountant to audit the registrant's financial statements, resigned. This accountant's report on the financial statements for the past two years was modified as to uncertainty that the Company will continue as a going concern. The decision to change accountants was approved by the Board of Directors.

During the registrant's two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(v)(A) through
(D) of Regulation S-K that occurred within the registrant's two most recent fiscal years and the subsequent interim period preceding the former accountant's resignation.

(c) Effective on July 22, 1999, the firm of Farber & Hass has been engaged to serve as the new principal accountant to audit the registrant's financial statements. During the registrant's two most recent fiscal years, and the subsequent interim period prior to engaging that accountant, neither the registrant (nor someone on its behalf) consulted the newly engaged accountant regarding any matter.

(d) Effective on March 8, 2000, the independent accountants who were previously engaged as the principal accountants to audit the Registrant's financial statements were dismissed. These accountants have not issued any financial statements for the Registrant. The decision to change accountants was approved by the Board of Directors.

During the Registrant's two most recent fiscal years and any subsequent interim period preceding such resignation, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In addition, there were no "reportable events" as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within the Registrant's two most recent fiscal years and the subsequent interim period preceding the former accountants' dismissal.

Effective on March 8, 2000, the firm of L.L. Bradford & Company has been engaged to serve as the new principal accountants to audit the Registrant's financial statements. During the Registrant's two most recent fiscal years, and the subsequent interim period prior to engaging those accountants, neither the Registrant (nor someone on its behalf) consulted the newly engaged accountants regarding any matter.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF OFFICERS AND DIRECTORS

Information on this item is set forth in Prospectus under the heading "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Information on this item is set forth in the Prospectus under the heading "Use of Proceeds."

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 27.       EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

Unaudited Financial Statements as of March 31, 2000:

                             eCONNECT
                    CONSOLIDATED BALANCE SHEET
                          MARCH 31, 2000
                            (UNAUDITED)

                           ASSETS

Current assets
Cash                                           $  1,247,262
Due from related party                              200,000
                                            ---------------
Total current assets                              1,447,262

Fixed assets, net                                   135,506

Other assets
Investments, net                                  2,445,046
Goodwill, net                                       187,614
Other intangibles, net                              680,520
Other assets                                         11,012
                                             --------------
                                                  3,324,192
                                              -------------

Total assets                                   $  4,906,960
                                                  =========

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                               $    664,504
Accrued liabilities                                  57,795
Due to related party                                607,221
Due to affiliate                                  1,725,000
                                            ---------------
Total current liabilities                         3,054,520

Total liabilities                                 3,054,520

Stockholders' equity
Common stock; $.001 par value; 200,000,000
shares authorized, 154,870,876 shares
issued and outstanding                              154,871
Additional paid-in capital                       55,521,296
Due from related party - secured by
  Company's common stock                        (4,093,529)
Accumulated deficit                            (49,730,198)
                                            ---------------
                                                          -
Total stockholders' equity                        1,852,440
                                            ---------------
                                                          -

Total liabilities and stockholders' equity     $  4,906,960
                                                  =========


          See Accompanying Notes to Financial Statements

                                 1
                             eCONNECT
               CONSOLIDATED STATEMENTS OF OPERATIONS
                            (UNAUDITED)

                                    For the three months ended March
                                                  31,
                                   ----------------------------------
                                        2000                1999
                                    ------------         -----------
Revenue                                    $    -               $    -
                                    -------------          -----------

Operating expenses
Consulting                              9,868,917                    -
Public relations                        5,232,780                    -
Research and development                1,910,310                    -
General and administrative              1,951,826              175,730
                                    -------------          -----------

Total operating expenses               18,963,833              175,730
                                    -------------          -----------

Net loss from operations             (18,963,833)            (175,730)

Other income (expense)
Interest income                            87,350                    -
Equity losses of investees              (280,366)                    -
                                    -------------          -----------
Total other income (expense)            (193,016)                    -

Net loss before provision for        (19,156,849)            (175,730)
income taxes

Provision for income taxes                      -                    -
                                    -------------          -----------

Net loss                           $ (19,156,849)          $ (175,730)
                                    =============          ===========

Basic and diluted loss per common         $(0.14)              $(0.01)
share
                                    =============          ===========

Basic and diluted weighted
average
common shares outstanding             136,090,236           14,316,067
                                    =============          ===========

                             eCONNECT
               CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED)

                                             For the three months ended March
                                                            31,
                                            ----------------------------------
                                                            --
                                                  2000               1999
                                             ---------------     -------------
Cash flows from operating activities:
Net loss                                     $  (19,156,849)      $   (175,730)
Adjustments to reconcile net loss to net
 cash used by operating activities:
Depreciation and amortization                        223,183                  -
Common shares issued for services                 15,627,561                -
Equity losses of investees                           280,366                  -
Changes in operating assets and
liabilities:
Decrease in stock subscription receivable            220,176                -
Increase in due from related party                    50,000                -
Increase in due from related party -
  secured by Company's common stock              (1,112,647)                  -
Increase in other assets                            (11,012)                  -
Increase (decrease) in accounts payable              139,234           (12,522)
Increase (decrease) in accrued liabilities          (32,885)             36,000
Increase in due to related party                     (5,789)                  -
Decrease in stockholder loan payable               (350,000)                  -
                                               -------------        -----------
Net cash used by operating activities            (4,128,662)          (152,252)

Cash flows from investing activities:
Purchase of fixed assets                           (138,144)                  -
Payments for investments                           (706,200)                  -
                                               -------------        -----------
Net cash used by investing activities              (844,344)                  -

Cash flows from financing activities:
Proceeds from issuance of long-term debt                   -             16,600
Proceeds from issuance of common stock             6,094,096            149,300
                                               -------------         ----------
Net cash provided by financing activities          6,094,096            165,900
                                               -------------         ----------

Net increase in cash                               1,121,090             13,648

Cash, beginning of period                            126,172              8,862
                                               -------------         ----------

Cash, end of period                             $  1,247,262          $  22,510
                                                ============         ==========

Schedule of non-cash investing and
financing
activities:
Remaining consideration of the acquisition
of
Powerclick, Inc. recorded as Due to             $  1,725,000           $    -
affiliate
                                                ============        ===========

2,000,000 common shares issued
related to the acquisition of Powerclick,        $   325,000           $    -
Inc.
                                                 ===========         ==========

666,667 common shares issued for
accounts payable                                 $   550,000           $    -
                                                 ===========         ==========

6,000,000 common shares issued for
officer bonus payable                           $  4,800,000           $    -
                                                 ===========         ==========

203,865 common shares issued for
stock subscription payable                        $   81,546           $    -
                                                 ===========         ==========





          See Accompanying Notes to Financial Statements

                                 3
                             eCONNECT
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED)



1.   BASIS OF PRESENTATION

  The accompanying consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 1999 of eConnect ("the Company").

  The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.

2.   ACQUISITION

  Powerclick, Inc. - In February 2000, the Company acquired 50% of the outstanding capital stock of Powerclick, Inc. ("the Investee") in consideration of $1,200,000 and 8,000,000 shares of the Company's common stock ("the Acquisition"). As of March 31, 2000 the Company has made payments totaling $450,000 and issued 2,000,000 shares of the Company's common stock related to the Acquisition. The remaining unpaid balance of $750,000 and unissued common stock totaling 6,000,000 shares are recorded as "Due to affiliate" totaling $1,725,000 at March 31, 2000. The Company has accounted for its ownership interest in the Investee under the equity-method as the Company has the ability to exercise significant influence, but not control, and has an ownership interest of the investee's voting stock between 20% and 50%. As of March 31, 2000, the investment in the Investee exceeded the Company's share of the underlying net assets by approximately $2,424,190. The excess of the underlying net assets in the Investee is being amortized on a straight-line basis over the estimated useful life of three years. For the year ended March 31, 2000, amortization expense related to this investment approximated $120,000.

3.   Related party transactions



  Due from related party - As of March 31, 2000, the Company loaned $200,000 to a director of the Company. The balance is non-interest bearing and is due on demand. The Company received a $100,000 repayment of this amount in April 2000.

  Due from related party - secured by Company's common stock - As of March 31, 2000, the Company made loans totaling $4,093,529 (including accrued interest receivable of $231,821) to ET&T and Thomas Hughes (an officer and director of the Company). The balance is secured by approximately 9,400,000 shares of the Company's common stock, which is owned by ET&T and Thomas Hughes, bearing an interest rate of 10% and is due on demand.

4.   Going Concern


  The Company incurred a net loss of approximately $19,000,000 for the three months ended March 31, 2000. The Company's current liabilities exceed its current assets by approximately $1,600,000 as of March 31, 2000. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan to complete the development of technology products to generate future revenues and elect new directors to the board. The Company will also seek additional sources of capital through the issuance of debt equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

  The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.



                                 4

Audited Financial Statements as of December 31, 1999:


                             eConnect
                 Consolidated Financial Statements









                         TABLE OF CONTENTS


                                             PAGE NO.

Report of Independent Certified Public Accountants     F - 2

Consolidated financial statements

  Consolidated balance sheet                 F - 3

  Consolidated statements of operations      F - 4

  Consolidated statement of stockholders' deficit       F - 5

  Consolidated statements of cash flows      F - 6

  Notes to consolidated financial statements    F - 7


                               F - 1

                   L.L. Bradford & Company, LLC
            Certified Public Accountants & Consultants
                 2901 El Camino Avenue, Suite 105
                      Las Vegas, Nevada 89102
             (702) 735-5030  facsimile (702) 735-4854




        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Stockholders eConnect
San Pedro, California

We  have  audited  the accompanying consolidated balance  sheet  of
eConnect as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1999 and for the transition period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of eConnect for the year ended August 31, 1998, were audited by another auditor whose report dated April 7, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 1999 and December 31, 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of eConnect as of December 31, 1999, and the results of its operations and its cash flows for the year and transition period then ended in conformity with generally accepted accounting principles.


The   accompanying  consolidated  financial  statements  have  been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has suffered losses from operations, current liabilities exceed current assets and has a net stockholders' deficiency, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
March 24, 2000
(except for Note 12, as to
which the date is April 17, 2000)
Las Vegas, Nevada


                               F - 2

                             eCONNECT
                    CONSOLIDATED BALANCE SHEET
                         DECEMBER 31, 1999

                           ASSETS

Current assets
Cash                                           $    126,172
Stock subscriptions receivable                      220,176
Due from related party                              250,000
                                             --------------
                                                          -
Total current assets                                596,348

Other assets
Investments, net                                     93,883
Goodwill, net                                       208,333
Other intangibles, net                              755,675
                                             --------------
                                                          -
                                                  1,057,891
                                             --------------
                                                         --
Total assets                                   $  1,654,239
                                                 ==========
            LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Officer bonus payable                          $  4,800,000
Accounts payable                                  1,075,270
Accrued liabilities                                  90,680
Due to related party                                613,010
Stockholder loan payable                            350,000
                                             --------------
                                                         --
Total current liabilities                         6,928,960

Total liabilities                                 6,928,960

Commitments and contingencies                            --

Stockholders' deficit
Common stock; $.001 par value; 200,000,000
   shares authorized, 110,601,173 shares
   issued and outstanding                           110,601
Additional paid-in capital                       28,087,363
Due from related party - secured by
  Company's common stock                        (2,980,882)
Stock subscription payable                           81,546
Accumulated deficit                            (30,573,349)
                                             --------------
                                                         --
Total stockholders' deficit                     (5,274,721)
                                             --------------
                                                         --
Total liabilities and stockholders'            $  1,654,239
deficit
                                                ===========




          See Accompanying Notes to Financial Statements

                                F-3
                             eCONNECT
               CONSOLIDATED STATEMENTS OF OPERATIONS

                                      Year         Transition         Year
                                     Ended         Period Ended       Ended
                                  December 31,     December 31,     August 31,
                                      1999            1998            1998
                                 --------------   -------------    -----------
Revenue                            $    40,000          $    -             $   -
                                  ------------      ------------    ------------
Operating expenses
Consulting                           7,664,088           768,050         122,020
Officers compensation                5,026,165                 -               -
Research and development             3,490,411                 -               -
General and administrative           2,886,080             8,088          74,948
                                  ------------      ------------    ------------

Total operating expenses            19,066,744           776,138         196,968
                                  ------------      ------------    ------------

Net loss from operations          (19,026,744)         (776,138)       (196,968)

Other income (expense)
Interest income                        144,471                 -               -
Loss on investments                (4,391,120)                 -               -
                                  ------------      ------------    ------------

Total other income (expense)       (4,246,649)                 -               -

Net loss before provision for     (23,273,393)         (776,138)       (196,968)
income taxes

Provision for income taxes                   -                 -               -
                                  ------------      ------------    ------------

Net loss                                     $      $  (776,138)    $  (196,968)
                                  (23,273,393)
                                 =============       ===========     ===========

Basic and diluted loss per          $   (0.63)          $ (0.05)        $ (0.02)
common share
                                   ===========        ==========       =========

Basic and diluted weighted
average
common shares outstanding           36,868,312        14,346,554      10,994,465
                                   ===========        ==========      ==========

                                    eCONNECT
                  COSLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                                                          Due From
                       Common Stock                        Related
                                                          Party -
                    ------------------      Additional   Secured By      Stock                   Total
                   Number of                 Paid-in      Company's  Subscription  Accumulated   Stockholders'
                     Shares     Amount       Capital    Common Stock    Payable     Deficit      Deficit
                   --------    --------    ----------   -----------   ---------   ---------    ----------
Balance,          7,843,234    $  7,843    $4,926,124        $    -       $    -  $(5,270,634)  $(336,667)
September 1, 1997

Common shares
issued for
  services        5,341,000       5,341       147,819              -           -           -       153,160

Common shares
issued for
  payment on due
to
related
  party             750,000         750        34,385              -           -           -        35,135

Common shares
issued
  for payment on
  accounts          350,000          350        20,650             -           -           -        21,000
payable

Net loss                  -            -             -             -           -   (196,968)     (196,968)
                    -------      -------    ----------    ----------    --------  ----------     ---------
Balance, August
31,
1998             14,284,234       14,284     5,128,978             -           -  (5,467,602)    (324,340)

Common shares
issued
  for services      161,000          161         7,889             -           -           -         8,050

Common shares
issued for
  cash               30,000           30        11,970             -           -           -        12,000

Net loss                  -            -             -             -           -   (776,138)     (776,138)
                    -------      -------    ----------    ----------   ---------  ----------    ----------
Balance, December
31,
  1998           14,475,234       14,475     5,148,837             -           -  (6,243,740)  (1,080,428)

Stockholder loan  9,400,000        9,400     2,827,011   (2,980,882)           -           -     (144,471)

Stock
subscription
payable                   -            -             -             -      81,546           -        81,546

Common shares
issued
  for services   37,299,736       37,300    10,205,932             -           -           -    10,243,232

Common shares
issued
  for interest    3,410,613        3,411       640,349             -           -           -       643,760

Common shares
issued
  for stock
  subscription
  receivable        716,966          717       219,459             -           -           -       220,176

Common shares
issued
  for principal
  payments on
  long-term debt  1,589,387        1,589       298,411             -           -           -       300,000

Common shares
issued
  for cash       16,428,136       16,428     2,804,209             -           -           -     2,820,637

Common shares
issued
 for acquisition
  of Isla
Escondida, S.A.  18,710,000       18,710     3,533,091             -           -           -     3,551,801

Common shares
issued
  for acquisition
www.theArtAuction 2,165,000        2,165       961,804             -           -           -       963,969
 .Com

Common shares
issued
  for joint       1,650,000        1,650       323,700             -           -           -       325,350
venture

Common shares
issued
  for acquisition
of
  Top Sports,     1,000,000        1,000        72,100             -           -           -        73,100
S.A.

Common shares
issued
  for stock       3,756,101        3,756     1,052,460             -           -  (1,056,216)            -
dividend

Net loss                  -            -             -             -           - (23,273,393)  (23,273,393)
                    -------     --------   -----------   -----------   ---------  ----------    ----------
Balance, December
31,
1999            110,601,173    $ 110,601   $28,087,363  $(2,980,882)    $ 81,546 $(30,573,349)  $(5,274,721)
                 ==========     ========    ==========    ==========     =======  ==========    ==========

                 See Accompanying Notes to Financial Statements
                                       F-5
                             eCONNECT
               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           Year         Transition     Year
                                           Ended      Period Ended     Ended
                                       December 31,   December 31,  August 31,
                                           1999           1998         1998
                                       -------------  ------------  ----------
Cash flows from operating activities:
Net loss                              $(23,273,393)    $ (776,138) $ (196,968)
Adjustments to reconcile net loss to
net
 cash used by operating activities:
Amortization                                207,019               -           -
Common shares issued for interest
expense                                     643,760               -           -
Common shares issued for services        10,243,232           8,050     153,160
Loss on investments                       4,391,120               -           -
Changes in operating assets and
liabilities:
Increase in due from related party        (250,000)               -           -
Increase in due from related party -
  secured by Company's common stock       (757,481)               -           -
Increase in officer bonus payable         4,800,000               -           -
Increase (decrease) in accounts            (62,251)         759,750      21,793
payable
Increase in accrued liabilities              45,111          24,169       3,001
Increase in due to related party            613,010               -           -
Increase (decrease) in stockholder
loan
payable                                     350,000        (18,969)      18,969
                                       ------------      ----------   ---------
Net cash used by operating activities
                                        (3,049,873)         (3,138)        (45)

Cash flows from investing activities:
Payments for investment                    (35,000)               -           -
                                       ------------      ----------   ---------
Net cash used by investing activities
                                           (35,000)               -           -

Cash flows from financing activities:
Proceeds from issuance of long-term         500,000               -           -
debt
Principal payments on long-term debt      (200,000)               -           -
Proceeds from issuance of common          2,820,637          12,000           -
stock
Proceeds from issuance of stock
subscription
payable                                      81,546               -           -
                                       ------------                   ---------
Net cash provided by financing            3,202,183          12,000           -
activities

Net increase (decrease) in cash             117,310           8,862        (45)

Cash, beginning of period                     8,862               -          45

Cash, end of period                    $    126,172      $    8,862     $    -
                                        ===========      ==========   =========
Schedule of non-cash investing and
financing activities:
 18,710,000 common shares issued for
the
acquisition of Isla Escondida, S.A.    $  3,551,801          $   -      $    -
                                        ===========      ==========   =========
 2,165,000 common shares issued for
the acquisition
of www.theArtAuction.com               $    963,969          $   -      $    -
                                        ===========      ==========   =========
 1,650,000 common shares issued for
joint venture                          $    325,350          $   -      $    -
                                        ===========      ==========   =========
1,000,000 common shares issued for
the acquisition
of a 50% interest in Top Sports, S.A.   $    73,100          $   -      $    -
                                        ===========      ==========   =========
9,400,000 common shares issued in
exchange
for due from related party - secured
by Company's common stock              $  2,836,411          $   -      $    -
                                        ===========      ==========   =========
716,966 common shares issued in
exchange
for stock subscription receivable      $    220,176          $   -      $    -
                                        ===========      ==========   =========
3,756,101 common shares issued for a
5%
stock dividend                         $  1,056,216          $   -      $    -
                                        ===========      ==========   =========
1,589,397 common shares issued for
principal payments on long-term debt   $    300,000          $   -      $    -
                                        ===========      ==========   =========
Acquisition of investment in exchange
for
due from related party - secured by
Company's common stock                 $    706,810          $   -      $    -
                                        ===========      ==========   =========
5,341,000 common shares issued for
payment
on due to related party                      $    -          $   -    $ 35,135
                                        ===========      ==========   =========
350,000 common shares issued for
payment
on accounts payable                          $    -          $    -   $ 21,000
                                        ===========      ==========   =========


          See Accompanying Notes to Financial Statements
                                F-6
                                 eCONNECT
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

  Description of business - eConnect (the "Company") currently has two divisions. The first division is primarily comprised of on-line gaming. Presently, the on-line gaming division has not commenced operations but plans to do so in the near future through an off-shore company. The second division is comprised of technology developments for ATM cards with PIN access or smart card payments (same-as-cash payments whereby the merchant can reverse the transaction) using the Personal Encrypted Remote Financial Electronic Card Transactions ("PERFECT").

  History - eConnect (formerly Betting, Inc.) was originally incorporated in the State of Missouri on September 1, 1981 under the name of Handy-Top, Inc. The Company underwent several name changes until May 1993, when it changed its name to Leggoons, Inc. As Leggoons, Inc., the Company was engaged in the design, manufacturing and distribution of apparel and related accessories. In June 1996, Leggoons, Inc. transferred all of its assets to a third party assignee under an " Assignment for the Benefit of Creditors" ("Assignment"). An Assignment is a business liquidation device available as an alternate to bankruptcy. As such, Leggoons, Inc. continued as a shell corporation with no business operations.

  In February 1997, the Company entered into an agreement to license assets from Electronic Transaction Technology ("ET&T"), formerly known as Home Point of Sales, Inc., for the purpose of licensing certain technology for the development of PERFECT. ET&T is a privately held corporation with a majority interest owned by Thomas S. Hughes, President of the Company. This technology developed by ET&T would provide consumers with the option to instantly pay bills or make purchases from home with real-time cash transactions. In March 1997, Thomas S. Hughes, Chairman of ET&T, was elected the Chairman and President of the Company and concurrently changed the Company's name to Betting, Inc.

  In May 1999, an Agreement and Plan of Merger was consummated between the Company and Betting, Inc., a non-operating privately held Nevada corporation ("Betting-Nevada"), whereby no shares were issued between companies. Effective in June 1999, the Articles of Merger were filed with the Nevada Secretary of State, which formally resulted in the re-domicile of the Company from the State of Missouri to the State of Nevada. Under generally accepted accounting principles, the merger with Betting-Nevada is considered to be a reorganization in substance, rather than a business combination since Betting-Nevada had no assets, liabilities or operations, and the Company has since re-domiciled in the State of Nevada through Betting-Nevada. Accordingly, the accounting for the merger has been recorded at historical cost in a manner similar to a pooling of interests ("as-if pooling of interest accounting"), and no goodwill was recorded.

  In June 1999, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to eConnect and increased the number of authorized common shares to 100,000,000. On August 23, 1999, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State further increasing the number of authorized common shares to 200,000,000.

  Business combination and investments - The business combination has been accounted for under the purchase method of accounting, therefore the Company includes the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired are recorded at fair value as of the date of acquisition. The excess of the acquired business' purchase price over the fair value of its tangible and identifiable intangible assets is then included in goodwill in the accompanying consolidated balance sheet.
                                   F - 7
                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.     DESCRIPTION   OF  BUSINESS  AND  SUMMARY  OF  SIGNIFICANT   POLICIES
(continued)

  Business combination and investments (continued) - Investments in affiliated entities in which the Company has the ability to exercise significant influence, but not control, and generally is an ownership interest of the investee's voting stock between 20% and 50%, are accounted for under the equity method of accounting. Accordingly, under the equity method of accounting, the Company's share of the investee's earnings or losses are included in the consolidated statements of operations. The Company records its investments accounted for under the equity-method as "Investments" on the consolidated balance sheet and its share of the investee's earnings or losses in "Equity earnings or losses of investees" on the consolidated statement of operations. The portion of the Company's investment in an investee that exceeds its claim of the net assets of the investee, if any, is treated as goodwill and amortized over a period of three years.

  Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated.

  Definition of fiscal year - In June 1999, the Company changed its fiscal year-end from August 31 to December 31. Accordingly, the Company reported a transition period, which began September 1, 1998 and ended on December 31, 1998 (referred to herein as the "transition period").

  Reclassification - Certain prior year balances have been reclassified to conform to the current year presentation.

  Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Goodwill and intangible assets - Goodwill represents the excess of an acquired business' purchase price over the fair value of its assets, which is recorded for business acquisitions accounted for under the purchase method. Goodwill is presented net of related accumulated amortization and is being amortized over the estimated useful life.

  The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of goodwill and intangible assets or whether the remaining balance of goodwill and intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the goodwill and intangible assets in measuring their recoverability.

  Fair value of financial instruments - The carrying amounts for the Company's cash, stock subscriptions receivable, due to/from related party, officer bonus payable, accounts payable, accrued liabilities, stockholder loan payable and stock subscription payable approximate fair value due to the short-term maturity of these instruments.


  Earnings (loss) per share - Basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.


                                   F - 8

                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




1.DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT POLICIES (continued)

  Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  As of December 31, 1999, the Company has available net operating loss carryovers of approximately $30 million that will expire in various periods through 2019. Such losses may not be fully deductible due to the  significant  amounts of non-cash service costs  and  the  change  in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

  Comprehensive income (loss) - The Company has no components of other comprehensive income. Accordingly, net loss equals comprehensive loss for all periods.

  Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, generally over the greater of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the contract. Advertising costs of approximately $50,000 were incurred for the year ended December 31, 1999. No advertising costs were incurred for the transition period ended December 31, 1998 or the year ended August 31, 1998.

  Research and development costs - Research and development costs are charged to expense when incurred. Costs incurred to internally develop software, including costs incurred during all phases of development, are charged to expense as incurred.

  Stock-based compensation - The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statements of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force ("EITF") Issue No. 96-18.

  New accounting pronouncements - In November 1999, the EITF commenced discussions on EITF No. 99-17, "Accounting for Advertising Barter
  Transactions." The EITF provides guidance on the recognition of Internet barter advertising revenues and expenses under various circumstances. The EITF reached a conclusion that revenues and expenses from advertising barter transactions should be recognized at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. The Company does not expect that the adoption of EITF No. 99-17 will have a material impact on its consolidated financial statements.


                                   F - 9

                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




2.BUSINESS COMBINATION

  The Company initiated an acquisition of Isla Escondida, S.A. during 1999. This acquisition was recorded using the purchase method of accounting under APB No. 16. The results of operations for the acquired company have been included in the financial results of the Company from the date of such transaction forward.

  In accordance with APB No. 16, all identifiable assets were assigned a portion of the cost of the acquired company (purchase price) on the basis of their respective fair values. Intangible assets were identified and valued by considering the Company's intended use of the acquired assets and analysis of data concerning products, technologies, markets, historical performance, and underlying assumptions of future performance. The economic environment in which the Company and the acquired company operate were also considered in the valuation analysis.

  In August 1999, the Company completed its acquisition of Isla Escondida, S.A. (hereafter "777WINS"), a Costa Rica Corporation with the ability to provide on-line gaming through its website portal www.777WINS.com. In connection with the acquisition, the Company issued 18,710,000 shares of the Company's common stock. Substantially all of the purchase price, approximately $3,552,000, was allocated to goodwill. Goodwill is being amortized on a straight-line basis over the estimated useful life of three years. As of December 31, 1999, the Company evaluated the balance and useful life of goodwill related to 777WINS and determined that approximately $3,302,000 had no future benefit and, accordingly, recorded a loss on investment for the same amount. For the year ended December 31, 1999, amortization expense related to this investment approximated $42,000.

3.INVESTMENTS

  In December 1999, the Company acquired 50% of the outstanding capital stock of Top Sports, S.A. ("the Investee") in exchange for $35,000 and
  1,000,000  shares  of  the  Company's  common  stock.   The  Company  has
  accounted for its 50% ownership interest in the Investee under the equity-method. As of December 31, 1999, the investment in the Investee exceeded the Company's share of the underlying net assets by approximately $85,300. The excess of the underlying net assets in the Investee is being amortized on a straight-line basis over the estimated useful life of three years. For the year ended December 31, 1999, amortization expense related to this investment approximated $14,000.

  In September 1999, the Company entered into a joint venture with certain parties to develop an on-line investment trading website. In connection with the joint venture, the Company issued 1,650,000 shares of the Company's common stock. As of December 31, 1999, the Company's management has evaluated and determined that this investment has no future value and was written off as a loss on investment for approximately $325,000.



                                  F - 10
                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




4.   STOCK SUBSCRIPTION RECEIVABLE

  The Company entered into a Regulation D Common Stock Private Equity Line Subscription Agreement ("Subscription Agreement"). The Subscription Agreement entitles the Company to draw funds up to $5,000,000 through the issuance of the Company's common stock for an amount equal to 80% of the market value at the time of each draw, which is subject to certain terms and conditions. The Company is assessed a placement fee, as provided within the Subscription Agreement, for funds drawn, which is equal to 8% of each draw. As of December 31, 1999, the Company has drawn $933,000 of the available $5,000,000. The related placement fee totaling $74,640 has been recorded as additional paid-in capital since this fee relates to the issuance of the Company's common stock. In conjunction with this Subscription Agreement, the Company issued an additional 716,966 shares of the Company's common stock as of December 31, 1999. However, the funds related to this additional issuance of the Company's common stock totaling $220,176 was not fully received by the Company until February 2000. Accordingly, the Company has recorded a stock subscription receivable totaling $220,176 as of December 31, 1999.

5.   OTHER INTANGIBLES

  In February 1997, the Company entered into an agreement for the exclusive 20-year license of certain assets of ET&T. In satisfaction of the agreement terms, the Company reduced the balance due from related party - secured by the Company's common stock by approximately $707,000 based upon the fair value of this license. The Company has estimated the fair value based upon the amount of research and development costs incurred by ET&T. As such, the Company has recorded such costs related to this agreement as other intangibles. This other intangible is being amortized on a straight-line basis over three years based upon management's estimated useful life of such asset. Amortization expense for the year ended December 31, 1999, approximated $118,000.

  In September 1999, the Company acquired www.theArtAuction.com from PowerClick, Inc., a domain name and website portal, to provide on-line art auctions. In connection with the acquisition, the Company issued 2,165,000 shares of the Company's common stock to PowerClick, Inc. Substantially all of the purchase price, approximately $964,000, was allocated to other intangibles. This other intangible is being amortized on a straight-line basis over an estimated useful life of three years. As of December 31, 1999, the Company's management has evaluated and determined that approximately $764,000 of this investment has no future benefit, accordingly, the Company recorded a loss on investment for the same amount. Amortization expense for the year ended December 31, 1999, approximated $33,000.

6.   OFFICER BONUS PAYABLE

  As of December 31, 1999, the Company declared a bonus to the Chief Executive Officer of the Company valued at $4,800,000, which is based upon 6,000,000 shares of the Company's common stock issued in January 2000.


                                  F - 11
                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



7.   STOCKHOLDERS' DEFICIT

          Stock dividend - On September 20, 1999, the Company issued a 5% stock dividend totaling 3,756,101 shares of the Company's common stock to stockholders of record on September 14, 1999.

          Stock option activity - The following table summarizes the Company's stock option activity:


                                            Number         Weighted
                                              Of           Average
                                            Shares      Exercise Price
                                           --------     -------------
           Balance, September 1, 1998               --              $--
           Options granted and assumed              --               --
           Options canceled                         --               --
           Options exercised                        --               --
                                            ----------          -------
           Balance, December 31, 1998               --               --
           Options granted and assumed      15,770,000             0.40
           Options canceled                         --               --
           Options exercised                        --               --
                                            ----------          -------
           Balance, December 31, 1999       15,770,000            $0.40
                                            ==========          =======
           </Table

          The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                                                        Shares Underlying
                     Shares Underlying Options         Options Exercisable
                            Outstanding
               ------------------------------------  -----------------------
                                --                             ---
                             Weighted
                 Shares      Average                                Shares
               Underlying   Remaining     Weighted   Underlying    Weighted
    Range of     Options    Contractua    Average      Options     Average
                                l
    Exercise   Outstanding     Life       Exercise   Exercisabl    Exercise
     Prices                                Price          e         Price
   ----------  -----------  ----------  -----------  ----------   ----------
  $0.20-$1.00  15,770,000   1.0 years     $   0.40   15,770,000    $   0.40
  ===========  ===========  ==========    ========   ==========   =========
                                                         ==

          Pro forma disclosure - SFAS No. 123 requires companies that follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. Accordingly, had compensation cost been recognized based on the fair value at the date of grant for options granted in 1999, the pro forma amounts of the Company's net loss and net loss per share for the year ended December 31, 1999 would have been as follows:


                                                    December 31,
                                                        1999
                                                    ------------
                                                         -
           Net loss - as reported                 $(23,273,393)
           Net loss - pro forma                   $(24,198,493)
           Basic and diluted loss per share - as        $(0.63)
           reported
           Basic and diluted loss per share -           $(0.66)
           pro forma




                                  F - 12
                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)





7.   STOCKHOLDERS' DEFICIT (continued)

     Pro forma disclosure (continued) - The fair value for each option granted was estimated at the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:

                                                  December 31,
                                                      1999
                                                   ----------
                                                       --
     Net loss - as reported                     $(23,273,393)
     Net loss - pro forma                       $(24,198,493)
     Basic and diluted loss per share - as        $    (0.63)
     reported
     Basic and diluted loss per share - pro       $    (0.66)
     forma

     The weighted average fair value of options granted with exercise prices at the current fair value of the underlying stock during 1999 was $877,600. During 1999, some options were granted with exercise prices that were below the current fair value of the underlying stock. The weighted average fair value of options granted with exercise prices below the current fair value of the underlying stock during 1999 was $47,500. Compensation expense that is recognized in providing pro forma disclosures might not be representative of the effects on pro forma earnings for future years because SFAS No. 123 does not apply to stock option grants made prior to 1995.

8.   RELATED PARTY TRANSACTIONS

     Due from related party - As of December 31, 1999, the Company loaned $250,000 to an officer and stockholder of the Company. The balance is non-interest bearing and is due on demand. The Company received repayment of this amount in January 2000.

     Due to related party - During 1999, the Company assumed a note payable from ET&T with an outstanding balance at December 31, 1999 of $613,010 in exchange for the due from related party - secured by the Company's common stock in the same amount. The balance is non-interest bearing and is due on demand.

     Stockholder loan payable - As of December 31, 1999, a stockholder made loans to the Company of $350,000. This outstanding balance is comprised of $250,000, which is non-interest bearing and due on demand; and $100,000, which bears a simple interest rate of 15% and is due on demand.

     Due from related party - secured by Company's common stock - As of December 31, 1999, the Company made loans of $2,980,882 (including accrued interest receivable of $144,471) to ET&T and Thomas Hughes (an officer and director of the Company). The balance is secured by approximately 9,400,000 shares of the Company's common stock, which is owned by ET&T and Thomas Hughes, bearing an interest rate of 10% and is due on demand.


                                  F - 13
                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9.   COMMITMENTS AND CONTINGENCIES

     Legal proceedings - From March 14, 2000 through the date of this report, multiple legal proceedings were filed asserting the Company and Thomas S. Hughes (an officer and director of the Company), as well as the directors of the Company (in certain actions), have violated Section 10(b) of the Exchange Act (false or misleading statements and omissions which deceived stock purchasers) and also
     Section 20(a) of the Exchange Act (liability as a "controlling person" with respect to a primary violation of securities laws). The principal allegations concern various material misrepresentations and omissions which allegedly made the Company's public statements, on and after November 18, 1999, false and misleading; and artificially inflated the market for the Company's common stock. The answers or other responses of defendants to the initial complaints are not yet due; therefore, management is unable to express an opinion as to the probable outcome of these litigation matters. The Company intends to defend itself in these litigation matters vigorously.

     On March 23, 2000, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company and Thomas S. Hughes had violated Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the anti-fraud provisions of that act). The Complaint also seeks civil penalties against the Company and Thomas S. Hughes and any additional relief within the jurisdiction of the Court. The SEC has alleged that the Company and Thomas S. Hughes disseminated certain press releases that contained material misstatements. On April 6, 2000, the Company consented to the entry of a Permanent Injunction. The court has yet to determine whether disgorgement, civil penalties or other relief should be assessed against the Company.

     While the results of these matters cannot be predicted with certainty, the Company's management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position. However, unfavorable resolution could affect the consolidated results of operations or cash flows for the years in which they are resolved.

10.  OTHER MATTER

     On March 12, 1999, the Securities and Exchange Commission ("SEC") filed a complaint alleging the Company had failed to make available to the investing public current and accurate information about its financial condition and results of operations through the filing of periodic reports with the SEC as required by the Securities Exchange Act of 1934. The SEC sought to compel the Company to file the delinquent periodic reports and enjoin the Company from further violations of the Exchange Act of 1934. The Company consented to the entry of a Final Judgment granting the relief sought by the SEC.

11.  GOING CONCERN

     The Company incurred a net loss of approximately $23,000,000 for the year ended December 31, 1999. The Company's liabilities exceed its assets by approximately $5,300,000, and current liabilities exceed its current assets by approximately $6,300,000 as of December 31, 1999. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company's management has developed a plan to complete the development of technology products to generate future revenues and elect new directors to the board.
     The Company will also seek additional sources of capital through the issuance of debt equity financing, but there can be no assurance that the Company will be successful in accomplishing its objectives.

     The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                  F - 14
                                 eCONNECT
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


12.  SUBSEQUENT EVENTS

     During January 2000 through the date of this report, the Company advanced approximately $966,000 to ET&T. These amounts advanced have been secured by ET&T and Thomas Hughes' (an officer and director of the Company) common stock in the Company (see Note 8), which bear an interest rate of 10% and is due on demand.

     On February 9, 2000, the Company consummated an acquisition agreement with PowerClick, Inc. whereby eConnect acquired 50% of the outstanding capital stock of PowerClick, Inc. in consideration of $1,500,000 and 6,000,000 shares of the Company's common stock, options to purchase 2,000,000 shares of the Company's common stock with a price of $0.40 per share, and an option to purchase an additional 4,000,000 shares of the Company's common stock with a price of $0.40 per share exercisable no sooner than April 1, 2000, but no later than April 30, 2000. This acquisition has been accounted for under the equity method of accounting.

     On March 13, 2000, the SEC suspended trading of the Company's common stock in connection with an investigation of the Company. The Company's common stock resumed trading on March 27, 2000; however, from that date to the date of this report, the Company's common stock has been trading on the National Quotation Bureau's Pink Sheets, since brokerage firms who make a market in the Company's common stock on the Over-The-Counter Bulletin Board ("OTCBB") are not willing to do so at this time. The Company is currently in the process of filing a Form 10-KSB with the SEC in order to provide current financial information to these brokerage firms.

     On March 13, 2000, the Company advanced approximately $200,000 to a director of the Company. The balance is non-interest bearing and is due on demand.

     On March 22, 2000, the Company consummated an amended and restated employment agreement with an individual and his firm to act as outside counsel for the Company. On April 14, 2000, the Company terminated this individual and his firm as outside counsel. Based upon the amended and restated employment agreement, the remaining compensation for the term of this agreement will be due immediately upon the termination of this individual and his firm as outside counsel if terminated for reasons other than good cause. In addition, any common stock and stock warrants granted through the term of this agreement will be considered due in the event of termination for reasons other than good cause. Accordingly, the termination of this individual and his firm, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $700,000 for the remaining portion of unpaid compensation for the first, second and third years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted common stock and stock warrants consisting of 600,000 common shares and 600,000 warrants exercisable at $1.00 per share. The Company's management believes that the termination of this individual and his firm was in good cause and intends to defend itself in this matter vigorously.

     On March 21, 2000, the Company consummated an amended employment agreement with an individual for the position of President and Chief Operating Officer for the Company. On April 17, 2000, the Company terminated this individual as President and Chief Operating Officer of the Company. Based upon the amended employment agreement, the remaining salary for the term of this agreement, will be due within 30 days upon the termination of this individual if terminated for reasons other than good cause. In addition, through the date of termination, all of the granted stock options and warrants will vest and be exercisable for their entire term. Accordingly, the termination of this individual, for reasons other than good cause, may potentially expose the Company to incur a liability of approximately $1,260,000 for the remaining portion of unpaid salary for the first, second, third, and fourth years of this agreement. Furthermore, the termination may have accelerated the vesting of the granted stock options and warrants consisting of 1,000,000 warrants exercisable at $1.00 per share, 6,000,000 stock options exercisable at $0.40 per share, and 1,500,000 stock options exercisable at the lowest average daily trading price of the Company's common stock within the first 90 days of the executive's employment. The Company's management believes that the termination of this individual was in good cause and intends to defend itself in this matter vigorously.
                                  F - 15


ITEM 28.       UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a) (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Pedro, State of California, on August 7, 2000.

eCONNECT

By: /s/ Thomas S. Hughes
Thomas S. Hughes, President

Special Power of Attorney

The undersigned constitute and appoint Thomas S. Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:



         Signature                  Title             Date

/s/ Thomas S. Hughes    President, Chief          8/7/00
Thomas S.Hughes         Executive Officer,
                        Director

  /s/ Jack M. Hall        Secretary, Director       8/7/00
  Jack M. Hall

  /s/ Diane Hewitt        Treasurer (Principal      8/7/00
  Diane Hewitt            Financial and Accounting
                          Officer), Director

  /s/ Laurence B.         Director                  8/7/00
  Donoghue
  Laurence B. Donoghue


                             EXHIBIT INDEX
Exhibit No.    Description
2 Agreement and Plan of Merger, dated June 1, 1999 (incorporated by reference to Exhibit 2 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
3.1 Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registration Statemet on Form SB- 2/A filed on July 22, 1999).
3.2 Certificate of Amendment of Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form SB-2/A filed on July 22,
          1999).
3.3 Certificate of Amendment of Articles of Incorporation (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2/A filed on September 3,
          1999).
3.4 Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2/A filed on July 22, 1999).

4.1       Class A Warrant Agreement (incorporated by reference to
          Exhibit 4.2 of Leggoons, Inc. Registration Statement on Form S-1 filed on October 28, 1993).
4.2 Retainer Stock Plan for Non-Employee Directors and Consultants, dated April 26, 1999 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on May 14, 1999).
4.3 Consulting and Service Agreement between the Registrant and James Wexler, dated May 20, 1998 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on May 14, 1999).
4.4 Consulting Agreement between the Registrant and Rogel Patawaran, dated March 18, 1998 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on May 14, 1999).
4.5 Consulting Agreement between the Registrant and David Ninci, dated February 22, 1999 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on May 14, 1999).
4.6 Consulting Agreement between the Registrant and Harry Hargens, dated January 17, 1999 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on May 14, 1999).
4.7 Consulting Agreement between the Registrant and Charlene Charles, dated March 10, 1999 (incorporated by reference to
          Exhibit 4.6 of the Form S-8 filed on May 14, 1999).
4.8 Internet Consulting Services Agreement between the Registrant and Steve Goodman, dated May 3, 1999 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on July 2, 1999).
4.9 Consulting Agreement between the Registrant and Rogel Patawaran, dated June 8, 1999 (incorporated by reference to
          Exhibit 4.3 of the Form S-8 filed on July 2, 1999).
4.10 Consulting and Service Agreement between the Registrant and Edward Wexler, dated May 20, 1999 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on July 2, 1999).
4.11 Consultant Agreement between the Registrant and Richard Epstein, dated June 3, 1999 (incorporated by reference to
          Exhibit 4.5 of the Form S-8 filed on July 2, 1999).
4.12 Consultant Agreement between the Registrant and Ezzat Jallad, dated March 10, 1999 (incorporated by reference to
          Exhibit 4.6 of the Form S-8 filed on July 2, 1999).
4.13 Consultant Agreement between the Registrant and Shar Offenberg, dated June 20, 1998 (incorporated by reference to
          Exhibit 4.7 of the Form S-8 filed on July 2, 1999).
4.14 Consultant Agreement between the Registrant and Richard Parnes, dated May 10, 1999 (incorporated by reference to
          Exhibit 4.8 of the Form S-8 filed on July 2, 1999).
4.15 Consulting Contract between the Registrant and Robert Bragg, dated August 19, 1999 (incorporated by reference to Exhibit
          4.2 of the Form S-8 filed on August 31, 1999).
4.16 Consultant Agreement between the Registrant and Dominique Einhorn, dated August 9, 1999 (incorporated by reference to
          Exhibit 4.3 of the Form S-8 filed on August 31, 1999).
4.17 Consultant Agreement between the Registrant and Richard Epstein, dated August 16, 1999 (incorporated by reference to
          Exhibit 4.4 of the Form S-8 filed on August 31, 1999).
4.18 Consultant Agreement between the Registrant and Jane Hauser, dated August 16, 1999 (incorporated by reference to Exhibit
          4.5 of the Form S-8 filed on August 31, 1999).
4.19 Form of Debenture issued by the Registrant to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form SB-2/A filed on July 22, 1999).
4.20 Registration Rights Agreement between the Registrant and CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2/A filed on July 22, 1999).
4.21 Form of Warrant issued by the Registrant to CALP II, LP, dated June 9, 1999 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form SB-2/A filed on July 22, 1999).
4.22 Common Stock Purchase Agreement between the Registrant and Alpha Venture Capital, Inc., dated September 28, 1999 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2 POS filed on September 29, 1999).
4.23 Registration Rights Agreement between the Registrant and Alpha Venture Capital, Inc., dated September 28, 1999 (incorporated by reference to Exhibit 4.3 of the Registration Statement on Form SB-2 POS filed on September 29, 1999).
4.24 Warrant issued by the Registrant to Alpha Venture Capital, Inc., dated September 28, 1999 (incorporated by reference to
          Exhibit 4.4 of the Registration Statement on Form SB-2 POS filed on September 29, 1999).
4.25 Amended and Restated Retainer Stock Plan for Non-Employee Directors and Consultants, dated February 1, 2000 (incorporated by reference to Exhibit 4.1 of the Form S-8 filed on February 10, 2000).
4.26 Consulting Services Agreement between the Registrant and Laurel-Jayne Yapel Manzanares, dated February 1, 2000 (incorporated by reference to Exhibit 4.2 of the Form S-8 filed on February 10, 2000).
4.27 Consulting Services Agreement between the Registrant and Marcine Aniz Uhler, dated February 1, 2000 (incorporated by reference to Exhibit 4.3 of the Form S-8 filed on February 10, 2000).

4.28 Consulting Services Agreement between the Registrant and William Lane, dated February 7, 2000 (incorporated by reference to Exhibit 4.4 of the Form S-8 filed on February 10, 2000).
4.29 Consulting Services Agreement between the Registrant and Earl Gilbrech, dated February 7, 2000 (incorporated by reference to Exhibit 4.5 of the Form S-8 filed on February 10, 2000).
4.30 Consulting Services Agreement between the Registrant and Dominique Einhorn, dated February 7, 2000 (incorporated by reference to Exhibit 4.6 of the Form S-8 filed on February 10, 2000).
4.31 Consulting Services Agreement between the Registrant and Edward James Wexler, dated February 7, 2000 (incorporated by reference to Exhibit 4.7 of the Form S-8 filed on February 10, 2000).
10.1 Agreement to License Assets between the Registrant and Home Point of Sales, Inc., dated February 18, 1997 (incorporated by reference to Exhibit 10.16 to the Form 8-K filed on February 25, 1997).
10.2 Escrow Agreement between the Registrant, Home Point of Sales, Inc, and First National Bank of Omaha, dated February 18, 1997 (incorporated by reference to Exhibit 10.17 to the Form 8-K filed on February 25, 1997).
10.3 Host Processing Agreement between the Registrant and Electronic Transactions & Technologies, dated April 28, 1997 (incorporated by reference to Exhibit 10.3 of the Form 10-KSB/A for the fiscal year ended on August 31, 1998).
10.4 Licensing Agreement between the Registrant and Electronic Transactions & Technologies, dated March 27, 1998 (incorporated by reference to Exhibit 10.4 of the Form 10-KSB/A for the fiscal year ended on August 31, 1998).
10.5 Promissory Note between Electronic Transactions & Technologies and Unipay, Inc., dated April 26, 1999 (incorporated by reference to Exhibit 10.5 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.6 Joint Venture Agreement between the Registrant and First Entertainment Holding Corp., dated April 29, 1999 (incorporated by reference to Exhibit 10.6 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.7 Letter of Commitment between the Registrant and Rogel Technologies, dated May 6, 1999 (incorporated by reference to Exhibit 2 to the Form 8-K filed on November 15, 1999).
10.8 Acquisition Agreement between the Registrant and eBet.com, Inc., dated August 12, 1999 (incorporated by reference to
          Exhibit 2 to the Form 8-K/A filed on November 15, 1999).
10.9 Consulting Agreement between the Registrant and eMarkit, Incorporated, dated August 16, 1999 (incorporated by reference to Exhibit 10.9 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.10 Stock Exchange Agreement between the Registrant, La Empresa Ranco Plasticos Limitada, Michael Lanes, and Jamie Ligator, dated August 31, 1999 (incorporated by reference to Exhibit
          2.1 to the Form 8-K filed on November 16, 1999).
10.11 Agreement and Plan of Acquisition between the Registrant and PowerClick, Inc., dated September 9, 1999 (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.12 Consulting Agreement between the Registrant and International Investor Relations Group, Inc., dated September 24, 1999 (incorporated by reference to Exhibit
          10.12 of the Form 10- KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.13 Agreement between the Registrant and Kanakaris Communications, dated October 21, 1999 (incorporated by reference to Exhibit 10.13 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.14 Letter of Commitment between the Registrant and Rogel Technologies, dated October 23, 1999 (incorporated by reference to Exhibit 10.14 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.15 Capital Contribution Agreement between the Registrant and SafeTPay.com, dated November 5, 1999 (incorporated by reference to Exhibit 10.15 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.16 Agreement between the Registrant and Rogel Technologies dated November 23, 1999 (incorporated by reference to Exhibit 10.16 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.17 Contract of Partnership between the Registrant and Top Sports, S.A., dated November 20, 1999 (incorporated by reference to Exhibit 10.17 of the Form 10-KSB filed on May 9, 2000).
10.18 Agreement between the Registrant and Alliance Equities, dated November 29, 1999 (incorporated by reference to Exhibit 10.18 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.19 Secured Promissory Note issued to the Registrant by Electronic Transactions & Technologies and Thomas S. Hughes, dated December 1, 1999 (incorporated by reference to Exhibit
          10.19 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.20 Security Agreement between the Registrant, Electronic Transactions & Technologies, and Thomas S. Hughes, dated December 1, 1999 (incorporated by reference to Exhibit 10.20 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.21 Business Cooperation Agreement between the Registrant and Top Sports, S.A., dated December 9, 1999 (incorporated by reference to Exhibit 10.21 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.22 Consulting Agreement between the Registrant and Michael Leste, dated December 10, 1999 (incorporated by reference to
          Exhibit 10.22 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.23 Consulting Agreement between the Registrant and Michael Kofoed, dated December 10, 1999 (incorporated by reference to Exhibit 10.23 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.24 Agreement between the Registrant and Top Sports S.A., dated December 16, 1999 (incorporated by reference to Exhibit
          10.24 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.25 Agreement between the Registrant and eMarkit, Incorporated, dated December 29, 1999 (incorporated by reference to Exhibit 10.25 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
10.26 Fee Agreement between the Registrant and Red Iguana Trading Company, Inc., dated January 2, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.27 Assignment of eSportsbet between the Registrant and PowerClick, Inc., dated January 7, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.28 Letter of Intent of Negotiation and Information Exchange between eConnect2Trade.com, Incorporated, and Empire Financial Holdings, Incorporated, dated January 21, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.29 Manufacturing Agreement between the Registrant and Asia Pacific Micro, Inc., dated January 21, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.30 Consulting Services Agreement between the Registrant and Boardwalk Associates, Inc., dated January 26, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000).
10.31 Consulting Services Agreement between the Registrant and Coldwater Capital L.L.C., dated January 26, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.32 Consultant Agreement between the Registrant and Harvey M. Burstein, dated February 2, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.33 Consultant Agreement between the Registrant and Terrie Pham, dated February 2, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.34 Software License, Development, and Maintenance Agreement (Dominican Republic) between the Registrant and eFunds Corporation, dated February 3, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.35 Agreement between the Registrant and Burbank Coach Works, dated February 3, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000).
10.36 Software License, Development, and Maintenance Agreement (Ireland) between the Registrant and eFunds Corporation, dated February 4, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.37 Acquisition Agreement between the Registrant and PowerClick, Inc., dated February 9, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.38 Loan Agreement between the Registrant and Richard Epstein, dated February 15, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.39 PocketPay Joint Venture Agreement between the Registrant and Pilot Island Publishing, Inc., dated March 1, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.40 Letter of Intent between the Registrant and Real Solutions, Ltd., dated March 9, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).

10.41 Consulting Agreement between the Registrant and Ryan Kavanaugh, dated March 10, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.42 Amended Employment Agreement between the Registrant and Stephen E. Pazian, dated March 21, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.43 Amended and Restated Employment Agreement between the Registrant and Stanley C. Morris, dated March 22, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.44 China-Singapore-Hong Kong-Macao Joint Venture Agreement between the Registrant, and Raymond Kessler and Li-Wang Kessler, dated March 27, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.45 Amended and Restated Secured Promissory Note issued to the Registrant by Electronic Transactions & Technologies and Thomas S. Hughes, dated March 31, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.46 Amended and Restated Security Agreement between the Registrant, Electronic Transactions & Technologies, and Thomas S. Hughes, dated March 31, 2000 (incorporated by reference to the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).
10.47 Letter of Intent With Respect to Proposed Purchase of Shares of National Data Funding Corporation
10.48     Shares Sales Contract
10.49     Amended Agreement with Top Sports, dated June 20, 2000
13.1 Form 10-QSB filed on May 30, 2000
13.2 Form 10-KSB filed on May 9, 2000
21        Subsidiaries of the Registrant (incorporated by reference to
          Exhibit 21 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
23        Consent of Independent Certified Public Accountants
99.1 Patents: dated August 9, 1994, May 19, 1998, and September 15, 1998 (incorporated by reference to Exhibit 99.1 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
99.2 Trademarks: filed March 31, 1997, February 16, 1999, May 6, 1999, May 24, 1999, June 3, 1999, June 4, 1999, August 12,
          1999, and September 28, 1999 (incorporated by reference to
          Exhibit 99.2 of the Form 10-KSB filed on May 9, 2000, which is hereby attached to this Form SB-2).
99.3 Trademark filed on March 15, 2000 (incorporated by reference to Exhibit 99.3 on the Form 10-QSB filed on May 30, 2000, which is hereby attached to this Form SB-2).